Exhibit 10.1

CREDIT AND GUARANTY AGREEMENT

dated as of July 9, 2014

among

SPEED COMMERCE, INC,

as the Company,

CERTAIN SUBSIDIARIES OF THE COMPANY
as Guarantors,

VARIOUS LENDERS,

GARRISON LOAN AGENCY SERVICES LLC
as Administrative Agent, Collateral Agent, Lead Arranger, Syndication Agent and Documentation Agent

$50,000,000 Senior Secured Credit Facilities

i

2.22	Removal or Replacement of a Lender	48

Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6, and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings or participations that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

		48
2.23	Tax Treatment	48

SECTION 3.	CONDITIONS PRECEDENT	48
3.1	Closing Date	48
3.2	Conditions to Each Credit Extension	52

SECTION 4.	REPRESENTATIONS AND WARRANTIES	53
4.1	Organization; Requisite Power and Authority; Qualification	53
4.2	Capital Stock and Ownership	53
4.3	Due Authorization	54
4.4	No Conflict	54

4.5	Governmental Consents	54
4.6	Binding Obligation	54
4.7	Historical Financial Statements	54
4.8	Projections	54
4.9	No Restricted Junior Payments	55
4.10	Adverse Proceedings, etc.	55
4.11	Payment of Taxes	55
4.12	Properties.	55
4.13	Environmental Matters	56
4.14	No Defaults	56
4.15	Material Contracts	56
4.16	Governmental Regulation	56
4.17	Margin Stock	56
4.18	Employee Matters	56
4.19	Employee Benefit Plans	57
4.20	Certain Fees	57
4.21	Solvency	58
4.22	Divested Business Documents	58
4.23	Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the sale of the Divested Business set forth in the Divested Business Documents have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the sale of the Divested Business has been consummated in accordance with the Divested Business Documents and all applicable laws.	58
4.24	Compliance with Statutes, etc.	58
4.25	Disclosure	58
4.26	Anti-Terrorism Laws	59
4.27

Independent Contractors All independent contractors, consultants, temporary employees, leased employees or other servants or agents classified by Company or any of its Subsidiaries as other than employees or compensated other than through wages paid by Company or any of its Subsidiaries and reported on a form W-2 or W-3 (collectively, “Contingent Workers”) employed or used with respect to the operation of Company or any of its Subsidiaries have been properly classified and treated in accordance with applicable laws and for purposes of all employee benefit plans and perquisites, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

		59

SECTION 5.	AFFIRMATIVE COVENANTS	59
5.1	Financial Statements and Other Reports	59
5.2	Existence	63
5.3	Payment of Taxes and Claims	63
5.4	Maintenance of Properties	63
5.5	Insurance	64
5.6	Inspections	64
5.7	Lenders Meetings	64
5.8	Compliance with Laws and Material Contracts	64

5.9	Environmental.	65
5.10	Subsidiaries	66
5.11	Additional Material Real Estate Assets and Material Leasehold Properties	66
5.12	[Reserved]	67
5.13	Further Assurances	67
5.14	Miscellaneous Business Covenants	67
5.15	Post Closing Matters	68

SECTION 6.	NEGATIVE COVENANTS	68
6.1	Indebtedness	68
6.2	Liens	69
6.3	Equitable Lien	71
6.4	No Further Negative Pledges	71
6.5	Restricted Junior Payments	71
6.6	Restrictions on Subsidiary Distributions	71
6.7	Investments	72
6.8	Financial Covenants.	72
6.9	Fundamental Changes; Disposition of Assets; Acquisitions	75
6.10	Disposal of Subsidiary Interests	75
6.11	Sales and Lease Backs	75
6.12	Transactions with Shareholders and Affiliates	76
6.13	Conduct of Business; Foreign Subsidiaries	76
6.14	[Reserved]	76
6.15	Amendments to or Waivers of Divested Business Documents	76
	No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Divested Business Document after the Closing Date without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.	76
6.16	Amendments or Waivers with respect to Subordinated Indebtedness	76
6.17	Fiscal Year	76
6.18	Deposit Accounts	77
6.19	Amendments to Organizational Agreements and Material Contracts	77
6.20	Prepayments of Certain Indebtedness	77

SECTION 7.	GUARANTY	77
7.1	Guaranty of the Obligations	77
7.2	Contribution by Guarantors	77
7.3	Payment by Guarantors	78
7.4	Liability of Guarantors Absolute	78
7.5	Waivers by Guarantors	80
7.6	Guarantors’ Rights of Subrogation, Contribution, etc.	80
7.7	Subordination of Other Obligations	81
7.8	Continuing Guaranty	81
7.9	Authority of Guarantors or Company	81

7.10	Financial Condition of Company	81
7.11	Bankruptcy, etc	81

SECTION 8.	EVENTS OF DEFAULT	82
8.1	Events of Default	82

SECTION 9.	AGENTS	84
9.1	Appointment of Agents	84
9.2	Powers and Duties	85
9.3	General Immunity.	85
9.4	Agents Entitled to Act as Lender	86
9.5	Lenders’ Representations, Warranties and Acknowledgment.	86
9.6	Right to Indemnity	86
9.7	Successor Administrative Agent and Collateral Agent.	87
9.8	Collateral Documents and Guaranty.	87
9.9	Protective Advances	88

Subject to the limitations set forth below, during the Continuance of an Event of Default, Administrative Agent is authorized by Company and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make additional loans to Company on behalf of the Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans or advances shall constitute “Protective Advances”), in an aggregate principal amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000). All Protective Advances shall bear interest at interest rate applicable to Term Loans. Protective Advances may be made even if the conditions precedent set forth in Section 3 or elsewhere in this Agreement have not been satisfied and without regard to the Commitments of the Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by Administrative Agent.

		88

SECTION 10.	MISCELLANEOUS	88
10.1	Notices	88
10.2	Expenses	89
10.3	Indemnity.	89
10.4	Set Off	90
10.5	Amendments and Waivers.	90

v

10.6	Successors and Assigns; Participations.	92
10.7	Independence of Covenants	95
10.8	Survival of Representations, Warranties and Agreements	95
10.9	No Waiver; Remedies Cumulative	95
10.10	Marshaling; Payments Set Aside	95
10.11	Severability	95
10.12	Obligations Several; Independent Nature of Lenders’ Rights	95
10.13	Headings	96
10.14	APPLICABLE LAW	96
10.15	CONSENT TO JURISDICTION	96
10.16	WAIVER OF JURY TRIAL	96
10.17	Confidentiality.	97
10.18	Usury Savings Clause	98
10.19	Counterparts	98
10.20	Effectiveness	98
10.21	Patriot Act	98
10.22	Agreements Among Lenders; Company Cooperation with Syndication Efforts

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Certain Material Real Estate Assets
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.12	Real Estate Assets
	4.15	Material Contracts
	5.15	Certain Post Closing Matters
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A	Funding Notice
	B-1	Closing Date Term Loan A Note
	B-2	Closing Date Term Loan B Note
	B-3	Delayed Draw Term Loan Note
	C	Compliance Certificate
	D	Assignment Agreement
	E	Certificate Regarding Non-bank Status
	F-1	Closing Date Certificate
	F-2	Solvency Certificate
	G	Counterpart Agreement
	H	Landlord Personal Property Collateral Access Agreement
	I	Joinder Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of July 9, 2014, is entered into by and among SPEED COMMERCE, INC., a Minnesota corporation (“Company”) and CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, GARRISON LOAN AGENCY SERVICES LLC (“GLAS”), as Administrative Agent (in such capacity, “Administrative Agent”), Collateral Agent (in such capacity, “Collateral Agent”), Lead Arranger, as Syndication Agent (in such capacity, “Syndication Agent”) and as Documentation Agent (in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend certain credit facilities to Company, in an aggregate amount not to exceed $50,000,000, consisting of $35,000,000 aggregate principal amount of Term Loans and up to $15,000,000 aggregate principal amount of Delayed Draw Term Loan Commitments, the proceeds of which will be used to refinance the existing Indebtedness of Company, general corporate purposes of Company and to pay certain fees and expenses associated with the credit facilities;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on substantially all of its assets, including a pledge of all of the Capital Stock of each of its Subsidiaries and 65% of all the voting Capital Stock and 100% of all the non-voting Capital Stock of each of its Foreign Subsidiaries that is a CFC; and

WHEREAS, Guarantors (including Company) have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien on their respective assets, including a pledge of all of the Capital Stock of each of their respective Subsidiaries and 65% of all the voting Capital Stock and 100% of all the non-voting Capital Stock of each of their respective Foreign Subsidiaries that is a CFC.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1.	DEFINITIONS AND INTERPRETATION

1.1     Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Act” as defined in Section 4.26.

“Adjusted LIBOR Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a LIBOR Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Reuters Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being Reuters Screen LIBOR01 Page) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by major financial institutions selected by Administrative Agent for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable LIBOR Rate Loan, for which the Adjusted LIBOR Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one, minus (b) the Applicable Reserve Requirement. Notwithstanding anything to the contrary contained herein, in no event shall the Adjusted LIBOR Rate with respect to any Closing Date Term Loan B or Delayed Draw Term Loan ever be less than one percent (1.00%) per annum.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Company or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Company or any of its Subsidiaries, threatened against or affecting Company or any of its Subsidiaries or any property of Company or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.17(b).

“Affected Loans” as defined in Section 2.17(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling (including any member of the senior management group of such Person), controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote ten percent (10.0%) or more of the Securities having ordinary voting power for the election of directors of such Person, or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding anything herein to the contrary, no Agent and no Lender shall be deemed to be an Affiliate of any Credit Party solely by virtue of the transactions contemplated by this Agreement and the other Credit Documents.

“Agent” means each of Syndication Agent, Administrative Agent, Collateral Agent and Documentation Agent.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin” means:

(i)     with respect to Closing Date Term Loans A, a percentage, per annum, equal to two and three-quarters percent (2.75%);

(ii)     with respect to Closing Date Term Loans B, a percentage, per annum, equal to eight and fifteen hundredths of a percent (8.15%); provided, that to the extent that Company’s Leverage Ratio for the most recently ended Fiscal Quarter for which a Compliance Certificate was required to be delivered under this Agreement is less than the Leverage Ratio set forth in the table below next to the corresponding Fiscal Quarter,

Fiscal Quarter Ending	Leverage Ratio
September 30, 2014	3.50:1.00
December 31, 2014	3.50:1.00
March 31, 2015	3.00:1.00
June 30, 2015	2.75:1.00
September 30, 2015	2.50:1.00
December 31, 2015	2.50:1.00
March 31, 2016	2.00:1.00
June 30, 2016	1.75:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017 and each Fiscal Quarter thereafter	1.25:1.00

then the Applicable Margin with respect to Closing Date Term Loans B shall be, from the period beginning on the first Business Day following the date of delivery of such Compliance Certificate until the next date that a quarterly Compliance Certificate is due to be delivered under Section 5.1(b), the per annum rate indicated in the table below that corresponds to the amount of Company’s Consolidated Closing Date Debt which was outstanding as of the most recently ended Fiscal Quarter (as shown in such Compliance Certificate).

Consolidated Closing Date Debt	Applicable Margin
Greater than $34,000,000	8.15%
Greater than $33,000,000 and equal to or less than $34,000,000	8.00%
Greater than $32,000,000 and equal to or less than $33,000,000	7.75%
Greater than $31,000,000 and equal to or less than $32,000,000	7.60%
Greater than $30,000,000 and equal to or less than $31,000,000	7.40%
Greater than $29,000,000 and equal to or less than $30,000,000	7.25%
Greater than $28,000,000 and equal to or less than $29,000,000	7.10%
Greater than $27,000,000 and equal to or less than $28,000,000	6.90%
Greater than $26,000,000 and equal to or less than $27,000,000	6.75%
Greater than $25,000,000 and equal to or less than $26,000,000	6.50%
Greater than $24,000,000 and equal to or less than $25,000,000	6.40%
Greater than $23,000,000 and equal to or less than $24,000,000	6.20%
Greater than $22,000,000 and equal to or less than $23,000,000	6.00%
Greater than $21,000,000 and equal to or less than $22,000,000	5.85%
Greater than $20,000,000 and equal to or less than $21,000,000	5.65%
Equal to or less than $20,000,000	5.50%

In the event that any quarterly Compliance Certificate is not timely delivered pursuant to Section 5.1(b), the Applicable Margin shall remain unchanged until the actual delivery of the Compliance Certificate (the period between the date that such Compliance Certificate was required to be delivered and the date of actual delivery, a “Late Period”), and upon such delivery, the Applicable Margin shall be reset in accordance with the other terms hereof. If the Applicable Margin in effect during any Late Period is less than the interest rate that would have been applied at such time had the relevant Compliance Certificate been delivered on the date when due, the Applicable Margin rate shall be adjusted retroactively to the start of the Late Period as if such Compliance Certificate had been timely delivered.

In addition, in the event the information regarding Leverage Ratio or Consolidated Closing Date Debt contained in any Compliance Certificate is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin or a lower Applicable Margin for any period (an “Applicable Margin Period”) than the Applicable Margin actually applied for such Applicable Margin Period, then (i) Company shall immediately deliver to the Administrative Agent a correct quarterly Compliance Certificate for such Applicable Margin Period, (ii) the Applicable Margin shall be re-determined as if the correct Applicable Margin had been applied for such Applicable Margin Period, (iii) Company shall immediately deliver to the Administrative Agent (for distribution to the Lenders) the full payment, if any, in respect of the accrued additional interest on the Closing Date Term Loans B, and (iv) Company shall immediately be credited for the amount, if any, in respect of additional interest, if any, paid by Company as a result of such increased Applicable Margin for such Applicable Margin Period.

(iii)     with respect to Delayed Draw Term Loans, a percentage, per annum, equal to five and one-half percent (5.50%);

“Applicable Reserve Requirement” means, at any time, for any LIBOR Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted LIBOR Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include LIBOR Rate Loans. A LIBOR Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on LIBOR Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.

“Asset Sale” means a sale, lease or sub lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer, license or other disposition to, or any exchange of property with, any Person (other than to or with a Credit Party), in one transaction or a series of transactions, of all or any part of any Credit Party’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Credit Party, other than inventory sold, licensed for periods of 1 year or less or leased in the ordinary course of business. For purposes of clarification, “Asset Sale” shall include (x) the sale or other disposition for value of any contracts or (y) the early termination or modification of any contract resulting in the receipt by any Credit Party of a cash payment or other consideration in exchange for such event. “Asset Sale” shall exclude any sale, lease, or disposition of any Non-Disposable Collateral.

“Asset Sale Reinvestment Amounts” has the meaning given to such term in Section 2.13(a).

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit D, with such amendments or modifications as may be approved by Administrative Agent.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer or treasurer; provided, that, with respect to financial reporting and other financial matters (including Compliance Certificates, Consolidated Excess Cash Flow calculations and Solvency Certificates), “Authorized Officer” means the president or chief financial officer (or another officer with comparable duties) of such Credit Party.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus one-half percent (0.50%). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Notwithstanding anything to the contrary contained herein, in no event shall the Base Rate with respect to any Closing Date Term Loan B or Delayed Draw Term Loan ever be less than one percent (1.00%) per annum.

“Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate.

“Beneficiary” means each Agent and each Lender.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in either such state are authorized or required by law or other governmental action to close, and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted LIBOR Rate or any LIBOR Rate Loans, the term “Business Day” means any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any demand or Deposit Account; provided, however, that notwithstanding anything to the contrary contained herein, for purposes of calculating compliance with the requirements of Sections 3 and 6 hereof “Cash” shall exclude any amounts that would not be considered “cash” under GAAP or “cash” as recorded on the books of the Company and the Guarantors.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government, or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator), and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.

“Certificate Regarding Non Bank Status” means a certificate substantially in the form of Exhibit E.

“CFC” means a “controlled foreign corporation” as defined in Section 957(a) of the Internal Revenue Code.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (a) shall have acquired beneficial ownership of forty percent (40.0%) or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Company or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Company; (ii) any “change of control” or similar event under any Material Contract shall occur.

“Closing Date” means the date on which the Closing Date Term Loans A and Closing Date Term Loans B are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit F-1.

“Closing Date Term Loan” means a Closing Date Term Loan A or a Closing Date Term Loan B.

“Closing Date Term Loan A” as defined in Section 2.1(a)(i).

“Closing Date Term Loan A Priority Collateral” means the following Collateral, whether now owned or hereafter acquired and wheresoever located, consisting of the following:

(i)     all Accounts and other rights to payments (but excluding any Accounts and other rights to payments arising from any use, license or lease of any Non-Disposable Collateral and any other Proceeds of the Non-Disposable Collateral, including any Accounts or other rights to payments, in each case, arising from any sale, license, lease or other disposition or any casualty or condemnation event in respect of the Non-Disposable Collateral), and all supporting obligations therefor;

(ii)     all Inventory (including rights in all returned or repossessed Inventory);

(iii)      all Chattel Paper, Instruments and Documents, including any Chattel Paper, Instruments and Documents evidencing or substituted for Accounts, and all rights thereunder (but excluding any Proceeds of the Non-Disposable Collateral, including any Chattel Paper, Instruments and Documents arising from any sale, lease or other disposition or any casualty or condemnation event in respect of the Non-Disposable Collateral);

(iv)     all Deposit Accounts, all Securities Accounts and all Cash and cash equivalents (including Cash Equivalents), Securities, financial assets, negotiable instruments and other evidence of payment, and other funds on deposit therein or credited thereto (but excluding any amounts therein constituting Proceeds of the Non-Disposable Collateral);

(v)     all General Intangibles arising from or relating to any of the foregoing (but excluding any Proceeds of the Non-Disposable Collateral);

(vi)     all of the real property of Company and its Subsidiaries, including Real Estate Assets, together with all buildings, fixtures, improvements, leases, licenses, permits and approvals with respect thereto;

(vii)     all present and future fixtures and Equipment along with all accessions thereto;

(viii)     any Pledged Stock;

(ix)     to the extent arising from any of the items referred to in the preceding clauses (i) through (viii), all Commercial Tort Claims;

(x)      all accessions to, substitutions for and replacements of the foregoing, together with all books and records, customer lists, credit files, accounting systems, computer files, programs, printouts and other computer materials and records related thereto; and

(xi)     to the extent not otherwise included, all Proceeds (including, without limitation, all insurance proceeds), supporting obligations and products of any and all of the foregoing and all and all Letter of Credit Rights, collateral security, guarantees, indemnities and warranties given by any Person or relating to or with respect to any of the foregoing.

Each defined term used in this definition of Closing Date Term Loan A Priority Collateral and not defined in this Agreement has the meaning given to such term in the Pledge and Security Agreement.

“Closing Date Term Loan B” as defined in Section 2.1(a)(ii).

“Closing Date Term Loan A Commitment” means the commitment of a Lender to make or otherwise fund a Closing Date Term Loan A and “Closing Date Term Loan A Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan A Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan A Commitments is Fifteen Million Dollars ($15,000,000).

“Closing Date Term Loan B Commitment” means the commitment of a Lender to make or otherwise fund a Closing Date Term Loan B and “Closing Date Term Loan B Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Closing Date Term Loan B Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Closing Date Term Loan B Commitments is Twenty Million Dollars ($20,000,000).

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Commitment” means any Closing Date Term Loan A Commitment, Closing Date Term Loan B Commitment or Delayed Draw Term Loan Commitment.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.

“Consolidated Adjusted EBITDA” means, subject to Section 6.8(f), for any period, an amount determined for Company and its Subsidiaries on a consolidated basis equal to

(i) the sum, without duplication (including without duplication of any adjustments made pursuant to Section 6.8(f)), of the amounts for such period of

(a) Consolidated Net Income, plus

(b) Consolidated Interest Expense, plus

(c) provisions for taxes based on income, plus

(d) total depreciation expense, plus

(e) total amortization expense, plus

(f) one-time expenses and losses (to be offset by any corresponding income or gains) resulting from Company’s sale of the Divested Business, including personnel costs, lease costs for Company’s location at 7400 49th Avenue North, New Hope, MN 55428, and the buy-back of certain accounts receivable, in each case as approved by Administrative Agent, incurred prior to September 30, 2014, and in an amount to be determined after completion of financial statements for the Fiscal Quarter of the Company ending on June 30, 2014 (provided that the cash outlay in connection therewith on and after July 1, 2014 shall not exceed an aggregate amount of Eight Million Dollars ($8,000,000)); plus

(g) one-time reasonable and documented out-of-pocket physical moving expenses and transportation expenses relating to the relocation of certain customers from Company’s warehouse at 10300 Sanden Road, Suite 100, Dallas, Texas 75081 to Company’s warehouse at 175 Heritage Drive, Pataskala, Ohio 43062 incurred during the Fiscal Quarters ending June 30, 2014 and September 30, 2014, in an aggregate amount not to exceed Five Hundred Thousand Dollars ($500,000), plus

(h) one-time out-of-pocket expenses incurred during the Fiscal Quarters ending June 30, 2014 and September 30, 2014 and relating to the amendment of the Existing Indebtedness and related refinancing of debt, including advisory, legal and consulting fees, and the write-off of unamortized prepayment fees, in an aggregate amount not to exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000), plus

(i) one-time expenses incurred during the Fiscal Quarters ending June 30, 2014 and September 30, 2014 resulting from credits issued to vendors relating to services previously rendered in an aggregate amount not to exceed One Million Six Hundred Thousand Dollars ($1,600,000), plus

(j) non-cash expense resulting from the mark-to-market adjustment relating to preferred Capital Stock of Company, plus

(k) any amount deducted from Consolidated Net Income resulting from any grant of Capital Stock to any members of the management of Company, in an aggregate amount not to exceed Two Million Dollars ($2,000,000) in any Fiscal Year, plus

(l) losses resulting from fluctuations in currency exchange rates, plus

(m) non-cash losses from extraordinary, non-recurring items for such period,

minus (ii) the sum, without duplication of the amounts for such period of

(a) non-Cash items increasing Consolidated Net Income for such period (excluding any such non Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period), plus

(b) interest income, plus

(c) gains resulting from fluctuations in currency exchange rates, plus

(d) non-cash gains from extraordinary, non-recurring items for such period, plus

(e) other income.

Notwithstanding the foregoing, it is acknowledged and agreed that for all purposes under this Agreement, Consolidated Adjusted EBITDA shall be deemed to be the amount set forth in the table below for the periods indicated therein.

Fiscal Year ending March 31, 2014	$12,343,000
Fiscal Quarter ending June 30, 2013	$1,251,000
Fiscal Quarter ending September 30, 2013	$2,020,000
Fiscal Quarter ending December 31, 2013	$4,375,000
Fiscal Quarter ending March 31, 2014	$4,697,000

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Company and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment or which should otherwise be capitalized” or similar items reflected in the consolidated statement of cash flows of Company and its Subsidiaries.

“Consolidated Cash Interest Expense” means, subject to Section 6.8(f), for any period, Consolidated Interest Expense for such period based upon GAAP, excluding any paid-in-kind interest, amortization of deferred financing costs, and any realized or unrealized gains or losses attributable to Interest Rate Agreements.

“Consolidated Closing Date Debt” means as at any date of determination, the aggregate outstanding principal amount of all Closing Date Term Loans A and Closing Date Term Loans B of Company and its Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Company and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents and any assets of the Divested Business that were sold on the Closing Date pursuant to the Divested Business Agreement.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Company and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt and any liabilities of the Divested Business that were transferred on the Closing Date pursuant to the Divested Business Agreement.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) determined for Company and its Subsidiaries on a consolidated basis equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) interest income, plus (c) other income (excluding any gains or losses attributable to Asset Sales), plus (d) the Consolidated Working Capital Adjustment, minus (ii) the sum, without duplication, of the amounts for such period of (a) voluntary and scheduled repayments of Consolidated Total Debt, plus (b) Consolidated Capital Expenditures to the extent permitted to be incurred hereunder (net of any proceeds of (x) Net Asset Sale Proceeds to the extent reinvested in accordance with Section 2.13(a), (y) Net Insurance/Condemnation Proceeds to the extent reinvested in accordance with Section 2.13(b), and (z) any proceeds of related financings with respect to such expenditures), plus (c) Consolidated Cash Interest Expense, plus (d) provisions for current taxes based on income of Company and its Subsidiaries and payable in cash with respect to such period.

“Consolidated Fixed Charges” means, subject to Section 6.8(f) (including in respect of the Divested Business), for any period, the sum, without duplication, of the amounts determined for Company and its Subsidiaries on a consolidated basis equal to (i) Consolidated Cash Interest Expense, (ii) scheduled payments of principal on Consolidated Total Debt, (iii) Consolidated Capital Expenditures, (iv) the current portion of taxes provided for with respect to such period in accordance with GAAP, and (v) Restricted Junior Payments paid in cash to any Person (other than a Credit Party) during such period.

“Consolidated Interest Expense” means, subject to Section 6.8(f), for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Subsidiaries on a consolidated basis with respect to all outstanding Consolidated Total Debt, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.10(d) payable on or before the Closing Date.

“Consolidated Net Income” means, subject to Section 6.8(f) (including in respect of the Divested Business), for any period, (i) the net income (or loss) of Company and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (without duplication) (ii) the sum of (a) the income (or loss) of any Person (other than a Subsidiary of Company) in which any other Person (other than Company or any of its Subsidiaries) has a joint interest, plus (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Company or is merged into or consolidated with Company or any of its Subsidiaries or that Person’s assets are acquired by Company or any of its Subsidiaries, plus (c) the income of any Subsidiary of Company to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, plus (d) any gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, plus (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses.

“Consolidated Total Debt” means, subject to Section 6.8(f), as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP, but shall exclude preferred Capital Stock of the Company issued and outstanding on the Closing Date.

“Consolidated Working Capital” means, as at any date of determination, the excess or deficiency of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period of determination on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Continuing” or “Continuance” means (i) with respect to a Default, the occurrence of a Default that neither has been cured in accordance with the Credit Documents nor has become an Event of Default, and (ii) with respect to an Event of Default, the occurrence of an Event of Default that has not expressly been waived in writing by the Persons required in accordance with Section 10.5

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Controlled Account” means a Deposit Account of a Credit Party which is subject to the sole dominion and control of the Collateral Agent, for the benefit of the Secured Parties, in accordance with the terms of the Pledge and Security Agreement.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit G delivered by a Credit Party pursuant to Section 5.10.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Fee Letter and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of a Loan.

“Credit Party” means each Person (other than any Agent or any Lender or any other representative thereof) from time to time party to a Credit Document.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Default Rate” means any interest payable pursuant to Section 2.9.

“Delayed Draw Term Loan” as defined in Section 2.2(a).

“Delayed Draw Term Loan Availability Period” means the period beginning on the first day following the Closing Date and ending on the earlier of (i) January 1, 2016, (ii) the date that the Delayed Draw Term Loan Commitments are terminated in accordance with Section 8.1 and (iii) the first date on which all Term Loans have been repaid or prepaid.

“Delayed Draw Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Delayed Draw Term Loan and “Delayed Draw Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Delayed Draw Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Delayed Draw Term Loan Commitments as of the Closing Date is Fifteen Million Dollars ($15,000,000).

“Delayed Draw Term Loan Funding Date” as defined in Section 2.2(a).

“Delayed Draw Term Loan Prepayment Premium” as defined in Section 2.12(d).

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Divested Business” means the business and assets of Company and its Subsidiaries conveyed, sold, transferred or otherwise disposed of pursuant to the Divested Business Documents.

“Divested Business Agreement” means that certain Asset Purchase Agreement, dated as of the Closing Date, by and among Company and certain of its Subsidiaries, as sellers, and Wynit Distribution, LLC, WD Encore Software, LLC, WD Navarre Distribution, LLC, WD Navarre Digital Services, LLC, WD Navarre Canada, ULC and WD Navarre Holdings, LLC, as purchasers, as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Divested Business Documents” means, collectively, the Divested Business Agreement, and all other documents to be executed or delivered in connection with the consummation of the transactions contemplated thereby.

“Divested Business Note” means that certain Secured Promissory Note, dated as of July [__], 2014, executed by the purchasers under the Divested Business Agreement in favor of Company in the original principal amount of $10,000,000.

“Documentation Agent” as defined in the preamble hereto.

“Dodd-Frank Act” means the Dodd-Frank Wall Street Reform and Consumer Protection Act (Pub. L. 111-203, H.R. 4173) signed into law on July 21, 2010, as amended from time to time.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity who is an “accredited investor” (as defined in Regulation D under the Securities Act), who is approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed, and (iii) any other Person (other than a natural Person) approved by Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed; provided, that, no Person shall be an Eligible Assignee that fails or refuses to join, acknowledge and agree to the Intercreditor Agreement; provided, further, that (x) neither (A) Company nor any Affiliate of Company nor (B) any Person who beneficially owns more than ten percent (10.0%) of the voting and/or economic interest in the Capital Stock of Company (on a fully diluted basis) nor any Affiliate of any such Person shall, in any event, be an Eligible Assignee and (y) no Person owning or controlling any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party (in each case, unless approved by the Administrative Agent) shall, in any event, be an Eligible Assignee.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Company, any of its Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any Facility.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Company or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Company or any such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Company or such Subsidiary and with respect to liabilities arising after such period for which Company or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for thirty day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 430(j) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Company, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Company, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Company, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Company, any of its Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Company, any of its Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 430(k) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Cash Collateralized Letters of Credit” means letters of credit provided Wells Fargo Capital Finance, LLC and outstanding on the Closing Date, which shall be cash collateralized in an aggregate amount equal to $660,000 on the Closing Date.

“Existing Indebtedness” means Indebtedness and other obligations outstanding under that certain Credit Agreement, dated as of November 12, 2009, among Company, certain Subsidiaries of Company, the lenders party thereto and Wells Fargo Capital Finance, LLC, as agent for such lenders, as amended prior to the Closing Date.

“Extraordinary Receipts” means any payments received by Company or any of its Subsidiaries not in the ordinary course of business consisting of (a) proceeds of judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (b) tax refunds or indemnity payments, (c) pension plan reversions, and (d) any purchase price adjustment (other than a working capital adjustment) received in connection with any purchase agreement (including without limitation the Divested Business Agreement), in each case net of reasonable fees, commissions and expenses (including taxes paid or payable to any taxing authorities) required to be paid by Company or such Subsidiary in connection with the events described in clauses (a) through (c) above.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company or any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Fair Share Contribution Amount” as defined in Section 7.2.

“Fair Share” as defined in Section 7.2.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date hereof (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any regulations or official interpretations thereof (including any Revenue Ruling, Revenue Procedure, notice or similar guidance issued by the Internal Revenue Service thereunder as a precondition to relief or exemption from Taxes under such provisions).

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate charged to GLAS or any financial institution selected by Administrative Agent on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means that certain fee letter agreement dated as of the Closing Date between Company and Administrative Agent.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Company that such financial statements fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(i).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on March 31 of each calendar year.

“Fixed Charge Coverage Ratio” means the ratio as of the last day of (i) the first Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (b) Consolidated Fixed Charges for such Fiscal Quarter, (ii) the second Fiscal Quarter ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the two Fiscal Quarters period ending on such date, to (b) Consolidated Fixed Charges for such two Fiscal Quarters, (iii) the third Fiscal Quarter period ending after the Closing Date of (a) Consolidated Adjusted EBITDA for the three Fiscal Quarter period ending on such date, to (b) Consolidated Fixed Charges for such three Fiscal Quarter period, and (iv) any other Fiscal Quarter of (a) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (b) Consolidated Fixed Charges for such four-Fiscal Quarter period.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“Garrison Capital” means Garrison Capital LLC, a Delaware limited liability company.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each Guarantor Subsidiary and any other Person that may guaranty the Obligations from time to time.

“Guarantor Subsidiary” means each Subsidiary of Company (other than any Foreign Subsidiary that is a CFC)..

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Company and its Subsidiaries, for the Fiscal Year ended March 31, 2014 consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, and (ii) for the interim period from March 31, 2014 to the Closing Date, internally prepared, unaudited financial statements of Company and its Subsidiaries, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for each quarterly period completed prior to forty-six (46) days before the Closing Date, in the case of clauses (i) and (ii), certified by the chief financial officer of Company that they fairly present, in all material respects, the financial condition of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject, if applicable, to changes resulting from audit and normal year-end adjustments.

“Increased Cost Lenders” as defined in Section 2.22.

“Indebtedness,” as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA); (v) any obligation incurred for all or any part of the deferred purchase price (including, without limitation, any seller financing, any purchase price adjustment or any earn-out obligation or similar obligation); (vi) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vii) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (viii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the obligation of another; (ix) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (x) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (xi), the primary purpose or intent thereof is as described in clause (viii) above; and (xii) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, whether entered into for hedging or speculative purposes. Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or a limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited and only to the extent such Indebtedness would be included in the calculation of Consolidated Total Debt.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Indemnitee Agent Party” as defined in Section 9.6.

“Installment” as defined in Section 2.11.

“Installment Date” as defined in Section 2.11.

“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of the date hereof, by and among the Lenders, as acknowledge and agreed to by Company, as may be amended, restated or otherwise modified from time to time.

“Interest Coverage Ratio” means the ratio as of the last day of (A) the first Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for such Fiscal Quarter, to (ii) Consolidated Cash Interest Expense for such Fiscal Quarter, (B) the second Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the two-Fiscal Quarter period ending on such date, to (ii) Consolidated Cash Interest Expense for such two-Fiscal Quarter period, (C) the third Fiscal Quarter ending after the Closing Date of (i) Consolidated Adjusted EBITDA for the three-Fiscal Quarter period ending on such date, to (ii) Consolidated Cash Interest Expense for such three-Fiscal Quarter period, and (D) any other Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ending, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.

“Interest Payment Date” means the last day of each Fiscal Quarter, commencing on the first such date to occur after the Closing Date, and the final maturity date of such Loan.

“Interest Period” means, in connection with a LIBOR Rate Loan, an interest period of one month, (i) initially, commencing on the Closing Date or Delayed Draw Funding Date with respect to such Loan, as the case may be and ending on the last Business Day of the month during which the Closing Date or such Delayed Draw Funding Date occurred; (ii) thereafter, each Interest Period shall begin on the last Business Day of a calendar month and shall, subject to clause (iii) of this definition, end on the last Business Day of a calendar month; and (iii) no Interest Period shall extend beyond the Term Loan Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure associated with Company’s and its Subsidiaries’ operations, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interest Rate Determination Date” means (1) with respect to any Interest Period, the date that is two (2) Business Days prior to the first day of such Interest Period or (ii) with respect to any determination of the Adjusted LIBOR Rate for purposes of the Base Rate definition, the current Business Day (or if the current day is not a Business Day, the most recent Business Day).

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means (i) any direct or indirect purchase or other acquisition by Company or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Company from any Person (other than Company or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contributions by Company or any of its Subsidiaries to any other Person (other than Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write ups, write downs or write offs with respect to such Investment.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit H with such amendments or modifications as may be approved by Collateral Agent.

“Lead Arranger” as defined in the preamble hereto.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or any other date of determination of (i) Consolidated Total Debt as of such day, to (ii) Consolidated Adjusted EBITDA for the four Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

“LIBOR Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted LIBOR Rate.

“Lien” means (i) any lien, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing, and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

“Loan” means any Term Loan.

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business operations, properties, assets, condition (financial or otherwise) or prospects of Company and its Subsidiaries taken as a whole; (ii) a significant portion of the industry or business segment in which Holding or its Subsidiaries operate or rely upon if such effect or development is reasonably likely to have a material adverse effect on Company and its Subsidiaries taken as a whole; (iii) the ability of any Credit Party to fully and timely perform its Obligations; (iv) the legality, validity, binding effect, or enforceability against a Credit Party of a Credit Document to which it is a party; (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document; or (v) the perfection or priority of any Liens granted to any Agent in or to Collateral with a value in excess of $100,000.

“Material Contract” means (i) any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Credit Documents) for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect and (ii) each contract and arrangement listed on Schedule 4.15.

“Material Leasehold Property” means any Leasehold Property that is the chief executive office of any Credit Party, where any books and records of any Credit Party are located, or where a material portion of the Collateral is located (as reasonably determined by the Administrative Agent).

“Material Real Estate Asset” means (i) any fee owned Real Estate Asset having a fair market value in excess of $500,000 as of the date of the acquisition thereof, or (ii) any Real Estate Asset that the Requisite Lenders have determined is material to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company or any Subsidiary thereof, including Company and any listed on Schedule 1.1.

“Moody’s” means Moody’s Investor Services, Inc.

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the applicable month, Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate with comparison to and variances from the immediately preceding period and budget.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments received by Company or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale to the extent paid or payable to non-Affiliates, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale during the tax period the sale occurs, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale, and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Company or any of its Subsidiaries in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Company or any of its Subsidiaries (a) under any casualty, business interruption or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of Company or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Company or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Company or such Subsidiary in respect thereof, and (b) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition to the extent paid or payable to non-Affiliates, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Disposable Collateral” means all Collateral that does not constitute Closing Date Term Loan A Priority Collateral, whether now owned or hereafter acquired and wheresoever located including, without limitation, the following:

(i)     all General Intangibles to the extent not constituting Closing Date Term Loan A Priority Collateral;

(ii)     all Intellectual Property (including brands, trademarks and patents, and licenses thereof);

(iii)     all accessions to, substitutions for and replacements of the foregoing, together with all books and records, customer lists, credit files, accounting systems, computer files, programs, printouts and other computer materials and records related thereto and any General Intangibles to the extent not constituting Closing Date Term Loan A Priority Collateral; and

(iv)     to the extent not otherwise included, all Proceeds (including, without limitation, all insurance proceeds), supporting obligations and products of any and all of the foregoing and all collateral security and guarantees given by any Person with respect to any of the foregoing.

Each defined term used in this definition of Non-Disposable Collateral and not defined in this Agreement has the meaning given to such term in the Pledge and Security Agreement.

“Non-US Lender” as defined in Section 2.19(c).

“Note” means a Closing Date Term Loan A Note, a Closing Date Term Loan B Note or a Delayed Draw Term Loan Note.

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them, under any Credit Document or Interest Rate Agreement (including, without limitation, with respect to the Closing Date Term Loans A, the Closing Date Term Loans B, the Delayed Draw Term Loans, Protective Advances, an Interest Rate Agreement, and obligations owed under an Interest Rate Agreement to any Person who was a Lender or an Affiliate of a Lender at the time such Interest Rate Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), reimbursement of fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Ordinary Course of Business” or “ordinary course of business” means, in respect of any transaction involving any Credit Party or any Subsidiary of any Credit Party, the ordinary course of such Person’s business, as undertaken by such Person in good faith.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document.

“Patriot Act” as defined in Section 4.26.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Perfection Certificate” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person that is incorporated, formed or organized in the United States; provided,

(b)     immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(c)     all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(d)     in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(e)     Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended (as determined in accordance with Section 6.8(d));

(f)     Company shall have delivered to Administrative Agent, (i) promptly when available, drafts of term sheets, commitment letters or other relevant proposals with respect to such acquisition, (ii) at least thirty (30) Business Days prior to such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.8 on a pro forma basis as required under clause (d) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate pro forma compliance with Section 6.8, (iii) at least ten (10) Business Days prior to such proposed acquisition, a due diligence package reasonably satisfactory to Administrative Agent, (iv) at least five (5) Business Days prior to such proposed acquisition, drafts of all material acquisition documents and (v) promptly once available, final executed copies of all material acquisition documents;

(g)     any Person or assets or division as acquired in accordance herewith (y) shall be the type of business (or assets used in a type of business) permitted to be engaged in by the Credit Parties and their Subsidiaries pursuant to Section 6.13 hereto and (z) for the four quarter period most recently ended prior to the date of such acquisition, shall have generated earnings before income taxes, depreciation, and amortization during such period that shall exceed zero (calculated in substantially the same manner as Consolidated Adjusted EBITDA is calculated);

(h)     such acquisition shall not be a “hostile” acquisition and the acquisition shall have been approved by (a) the board of directors, shareholders or other governing body or controlling Person of the Person acquired or the Person from whom such assets or division is acquired and (b) the Board of Directors of the applicable Credit Party;

(i)     Collateral Agent, on behalf of the Lenders, shall have received (or shall receive in connection with the closing of such acquisition) a First Priority perfected security interest in all property (including, without limitation, Capital Stock) acquired with respect to Target (and in the Capital Stock issued and outstanding in Target);

(j)     on or prior to the date of such proposed acquisition, Administrative Agent shall have received, in form and substance reasonably satisfactory to Administrative Agent, copies of the acquisition agreement and related agreements and instruments, and all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent; and

(k)     the aggregate consideration (including any Indebtedness incurred or assumed (including under Section 6.1(c) and the maximum amount of any contingent obligations) paid in connection with such proposed acquisition in connection with such acquisition) and any other Permitted Acquisition shall not exceed an amount equal to Forty Million Dollars ($40,000,000) in the aggregate since the Closing Date; and

(l)     after giving effect to the proposed acquisition (including after giving effect to any Indebtedness incurred, assumed or owing (whether on a non-recourse basis or otherwise) by Company or any of its Subsidiaries immediately after the consummation of the such acquisition), Consolidated Total Debt shall not in any event exceed the lesser of (i) 3.00 times the trailing twelve months Consolidated Adjusted EBITDA or (ii) the ratio specified in Section 6.8(c) for the then-current Fiscal Quarter, in each case as determined in accordance with Section 6.8(e) as of the last day of the most recently ended month for which financial statements have been delivered pursuant to Section 5.1(a) and taking into account any Indebtedness under Section 6.1(c).

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Company’s, its Subsidiaries’, and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by Company and each Guarantor in favor of Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Prepayment Premium” as defined in Section 2.12(d).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 70% of the nation’s largest banks), as in effect from time to time, provided that Agent may elect to determine the Prime Rate from another publication or database at any time and from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means Administrative Agent’s “Principal Office” as set forth on Appendix B, or such other office as Administrative Agent may from time to time designate in writing to Company and each Lender; provided, however, that for the purpose of making any payment on the Obligations or any other amount due hereunder or any other Credit Document, the Principal Office of Administrative Agent shall be 1350 Avenue of the Americas, 9th Floor, New York, New York (or such other location within the City and State of New York as Administrative Agent may from time to time designate in writing to Company and each Lender).

“Projections” as defined in Section 4.8.

“Pro Rata Share” means, with respect to all payments, computations and other matters relating to the Term Loan of any Lender, the percentage obtained by dividing (a) the Term Loan Exposure of that Lender, by (b) the aggregate Term Loan Exposure of all Lenders.

“Protective Advance” as defined in Section 9.9.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable discretion, to give constructive notice of such Leasehold Property to third party purchasers and encumbrancers of the affected real property.

“Register” as defined in Section 2.6(b).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.22.

“Required Prepayment Date” as defined in Section 2.14(c).

“Requisite Lenders” means, at any time of determination, but subject to the provisions of Section 2.21, for the Lenders having Term Loan Exposure, Lenders holding more than fifty percent (50.0%) of the aggregate Term Loan Exposure of all Lenders.

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Company now or hereafter outstanding, except (A) a non-Cash dividend or distribution payable solely in shares of that class of Capital Stock to the holders of that class, and (B) to the extent no Event of Default exists, any regularly scheduled required payment of interest under the preferred Capital Stock of Company that is issued and outstanding on, and as in effect on, the Closing Date; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Capital Stock of Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit F-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” as defined in Section 6.8(i).

“Subordinated Indebtedness” means unsecured Indebtedness of Company and its Subsidiaries (provided that any such Indebtedness incurred or assumed by a Subsidiary that is not a Guarantor shall not be guaranteed by, or recourse to, any Credit Party), which is unsecured and subordinated to the Obligations in a manner and pursuant to documentation satisfactory to Administrative Agent.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed, including any interest, additions to tax or penalties applicable thereto; provided, “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Term Loan” means a Closing Date Term Loan A, a Closing Date Term Loan B or a Delayed Draw Term Loan.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Term Loans of such Lender plus the outstanding amount of such Lender’s Delayed Draw Term Loan Commitments.

“Term Loan Maturity Date” means the earlier of (i) July [__], 2019, and (ii) the date that all Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Terminated Lender” as defined in Section 2.22.

“Title Policy” as defined in Section 3.1(h).

“Transaction Costs” means the fees, costs and expenses payable by Company or any of Company’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Divested Business Documents, to the extent approved in writing by Administrative Agent.

“Type of Loan” means a Base Rate Loan or a LIBOR Rate Loan.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

1.2     Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable); provided, however, that no change in the accounting principles used in the preparation of any financial statement hereafter adopted by the Company or any of its Subsidiaries shall be given effect for purposes of measuring compliance with any provision of Article 6 or any provision of this agreement governed by Leverage Ratio or other financial covenant, unless Company, the Administrative Agent and the Requisite Lenders agree in writing to modify such provisions to reflect such changes in GAAP, and, unless such provisions are modified, all financial statements, Compliance Certificates and similar documents provided hereunder shall be provided together with a reconciliation between the calculations and amounts set forth therein before and after giving effect to such change in GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to in Article 6 shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other financial accounting standard having a similar result or effect) to value any Indebtedness or other liabilities of any Credit Party or any Subsidiary of any Loan Party at “fair value”. Anything in this Agreement or any other Credit Document to the contrary notwithstanding, any obligation of a Person under a lease (whether existing as of the Closing Date or entered into after the Closing Date) that is not (or would not be) required to be classified and accounted for as a Capital Lease on the balance sheet of such Person under GAAP as in effect on the Closing Date shall not be treated as a Capital Lease solely as a result of (x) the adoption of any changes in, or (y) changes in the application of, GAAP after the Closing Date.

1.3     Interpretation, etc.. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

1.4     Rounding Any financial ratios required to be maintained or complied with by Company or any of its Subsidiaries pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 2.	LOANS

2.1     Closing Date Term Loans.

(a)     Closing Date Term Loan A Commitments.

(i)     Subject to the terms and conditions hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.1 and Section 3.2), each Lender severally agrees to make, on the Closing Date, a term loan to Company in an amount equal to such Lender’s Closing Date Term A Loan Commitment (a “Closing Date Term Loan A”). Company may make only one borrowing under the Closing Date Term A Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Closing Date Term A Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Closing Date Term A Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term A Loan Commitment on such date.

(ii)     Subject to the terms and conditions hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.1 and Section 3.2), each Lender severally agrees to make, on the Closing Date, a term loan to Company in an amount equal to such Lender’s Closing Date Term Loan B Commitment (a “Closing Date Term Loan B”). Company may make only one borrowing under the Closing Date Term Loan B Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Closing Date Term Loans B shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Closing Date Term Loan B Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Closing Date Term Loan B Commitment on such date.

(b)     Borrowing Mechanics for Closing Date Term Loans. Each Lender shall make its Closing Date Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Closing Date Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Closing Date Term Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company.

2.2     Delayed Draw Term Loans.

(a)     Delayed Draw Term Loan Commitments. Subject to the terms and conditions hereof (including, without limitation, the satisfaction of the conditions precedent set forth in Section 3.1 and Section 3.2), each Lender severally agrees to make, from time to time during the Delayed Draw Term Loan Availability Period, term loans to Company in an aggregate amount not to exceed such Lender’s Delayed Draw Term Loan Commitment (each, a “Delayed Draw Term Loan”). Company may make more than one borrowing (the date of each such borrowing, a “Delayed Draw Term Loan Funding Date”) under the Delayed Draw Term Loan Commitments, provided that the amount of Delayed Draw Term Loans requested and funded on each Delayed Draw Term Loan Funding Date shall be no less than Two Million Five Hundred Thousand Dollars ($2,500,000), and there shall be no more than two (2) Delayed Draw Term Loan Funding Dates in the aggregate. Any amount borrowed under this Section 2.2(a) and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Delayed Draw Term Loans shall be paid in full no later than the Term Loan Maturity Date. Each Lender’s Delayed Draw Term Loan Commitment shall terminate immediately and without further action at the end of the Delayed Draw Term Loan Availability Period, regardless of whether the full amount of the Delayed Draw Term Loan Commitments has been borrowed as of such date.

(b)     Borrowing Mechanics for Delayed Draw Term Loans.

(i)     Company shall deliver to Administrative Agent a fully executed Funding Notice no later than twenty (20) Business Days prior to each requested Delayed Draw Term Loan Funding Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(i)      Each Lender shall make its Delayed Draw Term Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on each Delayed Draw Term Loan Funding Date, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Delayed Draw Term Loans available to Company on each Delayed Draw Term Loan Funding Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Delayed Draw Term Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company. Once made, each Delayed Draw Term Loan shall be a “Loan” and a “Term Loan” and shall constitute “Obligations” for all purposes under this Agreement and all other Credit Documents.

2.3     [Reserved].

2.4     Pro Rata Shares; Availability of Funds.

(a)     Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b)     Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three (3) Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans. Nothing in this Section 2.4(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.5     Use of Proceeds. The proceeds of the Term Loans made on the Closing Date shall be applied by Company to refinance the Existing Indebtedness, finance the general corporate purposes of Company and to pay certain fees and expenses associated with the credit facilities described herein. The proceeds of the Delayed Draw Term Loans made after the Closing Date shall be applied by Company for Permitted Acquisitions and to pay costs and expenses in connection therewith or, with the prior written approval of the Agent, for permitted capital expenditures or other corporate purposes. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.6     Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a)     Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided, further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b)     Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any Loan. Company hereby designates the entity serving as Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and Company hereby agrees that, to the extent such entity serves in such capacity, the entity serving as Administrative Agent and its officers, directors, employees, agents and affiliates shall, for purposes of Section 10.3, constitute Indemnitees.

(c)     Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Closing Date Term Loan A, Closing Date Term Loan B or Delayed Draw Term Loan(s), as the case may be.

2.7     Interest on Loans.

(a)     Subject only to Section 2.17(a) and Section 2.17(b), each Term Loan shall be a LIBOR Rate Loan.

(b)     Except as otherwise set forth herein, each Term Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) as follows: (i) if a LIBOR Rate Loan, at the Adjusted LIBOR Rate plus the Applicable Margin; and (ii) if a Base Rate Loan, at the Base Rate plus the Applicable Margin.

(c)     As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d)     Interest payable pursuant to Section 2.7(a) shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted from a LIBOR Rate Loan pursuant to Section 2.17, the date of conversion of such LIBOR Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a LIBOR Rate Loan pursuant to Section 2.17, the date of conversion of such Base Rate Loan to such LIBOR Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.

(e)     Except as otherwise expressly set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the principal amount being prepaid; and (iii) at maturity, including final maturity.

2.8     [Reserved].

2.9     Default Interest. Upon the occurrence and during the Continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent not prohibited by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided, in the case of LIBOR Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such LIBOR Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is two percent (2.00%) per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.9 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.10     Fees.

(a)     During the Delayed Draw Term Loan Availability Period, Company agrees to pay to Lenders having Delayed Draw Term Loan Commitments an unused commitment fee equal to (i) the average of the daily difference between (A) the Delayed Draw Term Loan Commitments, and (B) the aggregate principal amount of outstanding Delayed Draw Term Loans, multiplied by (ii) two percent (2.00%) per annum. All fees referred to in this Section 2.10(a) shall be paid to Administrative Agent as set forth in Section 2.15(a) and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.

(b)     All fees referred to in Section 2.10(a) shall be calculated on the basis of a 360 day year and the actual number of days elapsed and shall be payable quarterly in arrears on the last day of each Fiscal Quarter during the Delayed Draw Term Loan Availability Period, commencing on the first such date to occur after the Closing Date, and on the last day of the Delayed Draw Term Loan Availability Period.

(c)     In addition to any of the foregoing fees, Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon (including, without limitation, as set forth in the Fee Letter).

2.11     Scheduled Installments. The principal amounts of the Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts of $218,750 per quarter with each such installment to be made on the last day of each Fiscal Quarter (each, an “Installment Date”), commencing September 30, 2014. The full amount of each such payment shall be applied first to the Closing Date Term Loans A, until the Closing Date Term Loans A are paid in full, and then to the Closing Date Term Loans B. Such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans only to the extent provided in Section 2.14. For the avoidance of doubt, the Term Loans, together with all other Obligations, shall, in any event, be paid in full no later than the Term Loan Maturity Date.

2.12     Voluntary Prepayments/Commitment Reductions.

(a)     Voluntary Prepayments.

(i)     Any time and from time to time:

(A)     with respect to Base Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount; and

(B)     with respect to LIBOR Rate Loans, Company may prepay any such Loans on any Business Day in whole or in part (together with any amounts due pursuant to Section 2.17(c)) in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount.

(C)     All such prepayments shall be made upon not less than five (5) Business Days’ prior irrevocable written notice, given to Administrative Agent by 12:00 p.m. (New York City time) on the date required (and Administrative Agent will promptly transmit such notice to each Lender). Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.14(b).

(b)     [Reserved].

(c)     [Reserved].

(d)     Call Protection.

(i)     If all or any part of the principal balance of any Closing Date Term Loan B is repaid or prepaid pursuant to Section 2.12(a), Section 2.13(a), Section 2.13(c), or Section 2.13(d), whether or not during the Continuance of a Default or Event of Default, or any Closing Date Term Loan B is repaid after acceleration, on or prior to the date that is two (2) years following the Closing Date, Company shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Term Loan Exposure in respect of the Closing Date Term Loans B so repaid or prepaid, a prepayment premium (the “Prepayment Premium”) on the amount of Closing Date Term Loans B so prepaid or accelerated as follows:

Relevant period (number of calendar months elapsed since Closing Date)	Prepayment Premium as a percentage of the amount so prepaid
prior to 12	Three and one-half percent (3.50%)
on or after 12 and prior to 24	One and three-quarters percent (1.75%)
thereafter	Zero (0.00%)

; provided, however, that to the extent that Company’s Leverage Ratio for the most recently ended Fiscal Quarter for which a Compliance Certificate was required to be delivered under this Agreement is less than the Leverage Ratio set forth in the table below next to the corresponding Fiscal Quarter,

Fiscal Quarter Ending	Leverage Ratio
September 30, 2014	3.50:1.00
December 31, 2014	3.50:1.00
March 31, 2015	3.00:1.00
June 30, 2015	2.75:1.00
September 30, 2015	2.50:1.00
December 31, 2015	2.50:1.00
March 31, 2016	2.00:1.00
June 30, 2016	1.75:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017 and each Fiscal Quarter thereafter	1.25:1.00

then the Prepayment Premium with respect to the Closing Date Term Loans B shall be the percentage indicated in the tables below that corresponds to the amount of Company’s Consolidated Closing Date Debt which was outstanding as of the most recently ended Fiscal Quarter (as shown in such Compliance Certificate) and the period during which such prepayment occurs.

For any prepayment prior to 12 months

following the Closing Date:

Consolidated Closing Date Debt	Prepayment Premium as a percentage of the amount so prepaid
Greater than $34,000,000	3.50%
Greater than $33,000,000 and equal to or less than $34,000,000	3.40%
Greater than $32,000,000 and equal to or less than $33,000,000	3.30%
Greater than $31,000,000 and equal to or less than $32,000,000	3.20%
Greater than $30,000,000 and equal to or less than $31,000,000	3.10%
Greater than $29,000,000 and equal to or less than $30,000,000	3.00%
Greater than $28,000,000 and equal to or less than $29,000,000	2.90%
Greater than $27,000,000 and equal to or less than $28,000,000	2.80%
Greater than $26,000,000 and equal to or less than $27,000,000	2.70%
Greater than $25,000,000 and equal to or less than $26,000,000	2.60%
Greater than $24,000,000 and equal to or less than $25,000,000	2.50%
Greater than $23,000,000 and equal to or less than $24,000,000	2.40%
Greater than $22,000,000 and equal to or less than $23,000,000	2.30%
Greater than $21,000,000 and equal to or less than $22,000,000	2.20%
Greater than $20,000,000 and equal to or less than $21,000,000	2.10%
Equal to or less than $20,000,000	2.00%

For any prepayment on or after 12 months following the Closing Date but less than 24 months after the Closing Date:

Consolidated Closing Date Debt	Prepayment Premium as a percentage of the amount so prepaid
Greater than $34,000,000	1.75%
Greater than $33,000,000 and equal to or less than $34,000,000	1.70%
Greater than $32,000,000 and equal to or less than $33,000,000	1.65%
Greater than $31,000,000 and equal to or less than $32,000,000	1.60%
Greater than $30,000,000 and equal to or less than $31,000,000	1.55%
Greater than $29,000,000 and equal to or less than $30,000,000	1.50%
Greater than $28,000,000 and equal to or less than $29,000,000	1.45%
Greater than $27,000,000 and equal to or less than $28,000,000	1.40%
Greater than $26,000,000 and equal to or less than $27,000,000	1.35%
Greater than $25,000,000 and equal to or less than $26,000,000	1.30%
Greater than $24,000,000 and equal to or less than $25,000,000	1.25%
Greater than $23,000,000 and equal to or less than $24,000,000	1.20%
Greater than $22,000,000 and equal to or less than $23,000,000	1.15%
Greater than $21,000,000 and equal to or less than $22,000,000	1.10%
Greater than $20,000,000 and equal to or less than $21,000,000	1.05%
Equal to or less than $20,000,000	1.00%

In the event the information regarding Leverage Ratio or Consolidated Closing Date Debt contained in any Compliance Certificate is inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Prepayment Premium for any period (a “Prepayment Premium Period”) than the Prepayment Premium actually applied for such Prepayment Premium Period, then (i) Company shall immediately deliver to the Administrative Agent a correct quarterly Compliance Certificate for such Prepayment Premium Period, (ii) the Prepayment Premium shall be re-determined as if the correct Prepayment Premium had been applied for such Prepayment Premium Period and (iii) Company shall immediately deliver to the Administrative Agent (for distribution to the Lenders) the full payment in respect of the additional Prepayment Premium on the Closing Date Term Loans B.

(ii)     If all or any part of the principal balance of any Delayed Draw Term Loan is repaid or prepaid pursuant to Section 2.12(a), Section 2.13(a), Section 2.13(c), or Section 2.13(d), whether or not during the Continuance of a Default or Event of Default, or any Delayed Draw Term Loan is repaid after acceleration, or any Delayed Draw Term Loan Commitment is reduced or terminated (other than (i) the termination of any Delayed Draw Term Loan Commitment at the end of the Delayed Draw Term Loan Availability Period, or (ii) the termination of any Delayed Draw Term Loan Commitment on the date of the full funding of such Delayed Draw Term Loan Commitment), on or prior to the date that is two (2) years following the Delayed Draw Term Loan Funding Date with respect to such Delayed Draw Term Loan, Company shall pay to Administrative Agent, for the benefit of Lenders in accordance with their Term Loan Exposure in respect of the Delayed Draw Term Loan so repaid or prepaid or the Delayed Draw Term Loan Commitment so reduced, a prepayment premium (the “Delayed Draw Term Loan Prepayment Premium”) on the amount of Delayed Draw Term Loan or Delayed Draw Term Loan Commitments so prepaid, accelerated or reduced as follows:

Relevant period (number of calendar months elapsed since applicable Delayed Draw Term Loan Funding Date)	Delayed Draw Term Loan Prepayment Premium as a percentage of the amount so prepaid
prior to 12	Two percent (2.00%)
on or after 12 and prior to 24	One percent (1.00%)
thereafter	Zero (0.00%)

(e)     Partial Payments. Notwithstanding anything in this Section 2.12 to the contrary, Company shall not partially prepay any Term Loan and/or partially reduce any Commitment unless the aggregate amount of the remaining Commitments plus the remaining outstanding principal amount of the Term Loans is equal to at least fifty percent (50%) of the aggregate amount of the Commitments plus the outstanding principal amount of the Term Loan on the Closing Date.

2.13     Mandatory Prepayments/Commitment Reductions.

(a)     Asset Sales.

(i)     No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in excess of $250,000 in the aggregate since the Closing Date, Company shall prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds (which amount shall include the applicable Prepayment Premium or Delayed Draw Term Loan Prepayment Premium, if any); provided, that so long as no Default or Event of Default shall have occurred and be Continuing, upon delivery of a written notice to Administrative Agent, Company shall have the option, directly or through one or more Subsidiaries, to invest Net Asset Sale Proceeds (the “Asset Sale Reinvestment Amounts”) in long-term productive assets of the general type used in the business of Company if such assets are purchased or constructed within one hundred eighty (180) days following receipt of such Net Asset Sale Proceeds (and so long as any such individual or aggregate investment in the amount of $250,000 or more has been consented to by Administrative Agent); provided, further, pending any such reinvestment all Asset Sale Reinvestment Amounts shall be held at all times prior to such reinvestment in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of Default, Company shall remit, and Administrative Agent shall apply, such Asset Sale Reinvestment Amounts to the Obligations as set forth in Section 2.14(b).

(ii)     No later than the first Business Day following the date of receipt by any Credit Party of any Net Asset Sale Proceeds in respect of the Divested Business Note, Company shall prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to such Net Asset Sale Proceeds (which amount shall include the applicable Prepayment Premium or Delayed Draw Term Loan Prepayment Premium, if any); provided, that no such prepayment shall be required to the extent that, as of the date of receipt of such Net Asset Sale Proceeds, no Event of Default exists under Sections 8.1(a), 8.1(c) due to a breach of Section 6.8, 8.1(f) or 8.1(g). Any credit received by the makers of the Divested Business Note against amounts owed under the Divested Business Note pursuant to the terms of the Divested Business Documents shall not be considered Net Asset Sale Proceeds for purposes of this Section 2.13(a)(ii).

(b)     Insurance/Condemnation Proceeds. No later than the first Business Day following the date of receipt by Company or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, (i) so long as no Default or Event of Default shall have occurred and be Continuing, and (ii) to the extent that aggregate Net Insurance/Condemnation Proceeds from the Closing Date through the applicable date of determination do not exceed $250,000, Company shall have the option, directly or through one or more of its Subsidiaries to invest such Net Insurance/Condemnation Proceeds within one hundred eighty (180) days of receipt thereof in long term productive assets of the general type used in the business of Company and its Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided, further, pending any such investment all such Net Insurance/Condemnation Proceeds shall be held at all times prior to such investment in a Controlled Account. In the event that the Asset Sale Reinvestment Amounts are not reinvested by Company prior to the earlier of (i) the last day of such one hundred eighty (180) day period, and (ii) the date of the occurrence of an Event of Default, Company shall remit, and Administrative Agent shall apply, such Net Insurance/Condemnation Proceeds to the Obligations as set forth in Section 2.14(b).

(c)     Issuance of Equity Securities. On the date of receipt by Company or its Subsidiaries of any Cash proceeds from a capital contribution to, or the issuance of any Capital Stock of, Company or any of its Subsidiaries (other than Capital Stock issued (i) pursuant to any employee stock or stock option compensation plan, (ii) for, and applied only to, Permitted Acquisitions and to pay transactions costs and expenses in connection therewith, or (iii) for purposes approved in writing by Administrative Agent), Company shall prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses, which amount shall include the applicable Prepayment Premium or Delayed Draw Term Loan Prepayment Premium (if any) on the Obligations so prepaid.

(d)     Issuance of Debt. On the date of receipt by Company or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Company or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1), Company shall prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, in each case, paid to non-Affiliates, including reasonable legal fees and expenses, which amount shall include the applicable Prepayment Premium or Delayed Draw Term Loan Prepayment Premium (if any) on the Obligations so prepaid.

(e)     Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year ending on March 31, 2015), Company shall, no later than one hundred (100) days after the end of such Fiscal Year, prepay the Obligations as set forth in Section 2.14(b) in an aggregate amount equal to (i) fifty percent (50.0%) of such Consolidated Excess Cash Flow if the Leverage Ratio as of the end of such Fiscal Year is equal to or greater than 2.00:1.00, (ii) twenty five percent (25.0%) of such Consolidated Excess Cash Flow if the Leverage Ratio as of the end of such Fiscal Year is equal to or greater than 1.00:1.00 and less than 2.00:1:00, and (iii) zero (0.0%) of such Consolidated Excess Cash Flow if the Leverage Ratio as of the end of such Fiscal Year is less than 1.00:1.00. Any amounts prepaid pursuant to this Section 2.13(e) with respect to any Fiscal Year in excess of the amounts required by the preceding sentence shall be treated as voluntary prepayments made pursuant to Section 2.12(a).

(f)     [Reserved].

(g)     Extraordinary Receipts. On the date of receipt by Company or any of its Subsidiaries of any Extraordinary Receipts in excess of $100,000 in the aggregate in any Fiscal Year, Company shall prepay the Obligations as set forth in Section 2.14(b) in the amount of such Extraordinary Receipts in excess of $100,000.

(h)     Prepayment Certificate. Concurrently with any prepayment of the Obligations pursuant to Sections 2.13(a) through 2.13(g), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow. In the event that Company or Administrative Agent shall subsequently determine that the actual amount required to be prepaid pursuant to any such section exceeded the amount set forth in such certificate and actually prepaid, Company shall promptly make an additional prepayment of the Obligations shall be permanently reduced in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.14     Application of Prepayments/Reductions.

(a)     [Reserved].

(b)     Application of Other Prepayments. Subject to the Intercreditor Agreement, any voluntary prepayments of the Obligations pursuant to Section 2.12 and any mandatory prepayment of the Obligations pursuant to Section 2.13 shall be applied first, to the prepayment of the Closing Date Term Loans A (pro rata as among the Lenders holding such Term Loans A) in the inverse order of maturity until paid in full and second, to the prepayment of the Closing Date Term Loans B and the Delayed Draw Term Loans (ratably between the Closing Date Term Loans B and Delayed Draw Term Loans and pro rata as among the Lenders holding each of the Closing Date Term Loans B and Delayed Draw Term Loans) until paid in full. Each such prepayment shall include all accrued and unpaid interest in respect of such Term Loans so prepaid.

2.15     General Provisions Regarding Payments.

(a)     All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in immediately available funds, without defense, recoupment, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent, for the account of Lenders, not later than 12:00 p.m. (New York City time) on the date due at 1350 Avenue of the Americas, 9th Floor, New York, New York or via wire transfer of immediately available funds to the account specified on Schedule or as otherwise noticed to Company from time to time; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next Business Day.

(b)     All payments in respect of the principal amount of any Loan (other than pursuant to Section 2.14(c)) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c)     Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due with respect thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d)     Notwithstanding the foregoing provisions hereof, if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any LIBOR Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e)     Subject to the provisos set forth in the definition of “Interest Period,” whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder.

(f)     Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or an Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the Default Rate determined pursuant to Section 2.9 from the date such amount was due and payable until the date such amount is paid in full.

(g)     If an Event of Default shall have occurred and is Continuing, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by any Agent hereunder or under any Collateral Document in respect of any of the Obligations, including, but not limited to all proceeds received by any Agent in respect of any sale, any collection from, or other realization upon all or any part of the Collateral, shall be applied in full or in part as follows: first, to the payment of all costs and expenses of such sale, collection or other realization, including reasonable compensation to each Agent and its agents and counsel, and all other expenses, liabilities and advances made or incurred by any Agent in connection therewith, and all amounts for which any Agent is entitled to indemnification hereunder or under any Collateral Document (in its capacity as an Agent and not as a Lender) and all advances made by any Agent under any Collateral Document for the account of the applicable Grantor, and to the payment of all costs and expenses paid or incurred by any Agent in connection with the exercise of any right or remedy hereunder or under any Collateral Document, all in accordance with the terms hereof or thereof; second, to the extent of any excess of such proceeds, to the payment of all other Obligations in accordance with Section 2.14(b); and third, to the extent of any excess of such proceeds, to the payment to or upon the order of such Grantor or to whosoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

2.16     Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Fee Letter, in Section 2.19 or in Section 2.22, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents which is greater than the amount such Lender would have been entitled to receive if all payments had gone to, and been distributed by, the Administrative Agent in accordance with the provisions of the Credit Documents, such Lender shall purchase for cash from other Lenders such participations in their Obligations as necessary for such Lender to share such excess payment with such Lenders to ensure such payment is applied as though it had been received by the Administrative Agent and applied in accordance with this Agreement (or, if such application would then be at the discretion of Company, applied to repay the Obligations in accordance herewith); provided, however, that (a) if such payment is rescinded or otherwise recovered from such Lender in whole or in part, such purchase shall be rescinded and the purchase price therefor shall be returned to such Lender without interest and (b) such Lender shall, to the fullest extent permitted by applicable law and subject to terms of this Agreement, be able to exercise all its rights of payment (including the right of setoff) with respect to such participation as fully as if such Lender were the direct creditor of the applicable Credit Party in the amount of such participation.

2.17     Making or Maintaining LIBOR Rate Loans.

(a)     Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such LIBOR Rate Loans on the basis provided for in the definition of Adjusted LIBOR Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon no Loans may be made as, or converted to, LIBOR Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and.

(b)     Illegality or Impracticability of LIBOR Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its LIBOR Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, LIBOR Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice, the Affected Lender shall make such Loan as a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding LIBOR Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a LIBOR Rate Loan then being requested by Company pursuant to a Funding Notice, Company shall have the option, subject to the provisions of Section 2.17(c), to rescind such Funding Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.17(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, LIBOR Rate Loans in accordance with the terms hereof.

(c)     Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid or calculated to be due and payable by such Lender to lenders of funds borrowed by it to make or carry its LIBOR Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any LIBOR Rate Loan does not occur on a date specified therefor in a Funding Notice; (ii) if any prepayment or other principal payment of, or any conversion of, any of its LIBOR Rate Loans occurs on any day other than the last day of an Interest Period applicable to that Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or (iii) if any prepayment of any of its LIBOR Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d)     Booking of LIBOR Rate Loans. Any Lender may make, carry or transfer LIBOR Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e)     Assumptions Concerning Funding of LIBOR Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.17 and under Section 2.18 shall be made as though such Lender had actually funded each of its relevant LIBOR Rate Loans through the purchase of a LIBOR deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such LIBOR deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its LIBOR Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.17 and under Section 2.18.

2.18     Increased Costs; Capital Adequacy

(a)     Compensation for Increased Costs and Taxes. Subject to the provisions of Section 2.19 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or governmental authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to LIBOR Rate Loans that are reflected in the definition of Adjusted LIBOR Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.18(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. For purposes of this Section 2.18, the Dodd-Frank Act and any and all rules, regulations, orders, requests, guidelines and directives adopted, promulgated or implemented in connection therewith are deemed to have been introduced and adopted after the date of this Agreement.

(b)     Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.18(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.19     Taxes; Withholding, etc.

(a)     Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b)     Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement in respect of payments to such Lender.

(c)     The Credit Parties will timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent, timely reimburse it for payment of, any Other Taxes.

(d)     Evidence of Exemption From U.S. Withholding Tax. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), two original copies of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate Regarding Non Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.19(d) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN, W-8BEN-E or W-8ECI, or a Certificate Regarding Non Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8BEN-E (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Without limiting the foregoing, each Non-US Lender shall comply with any certification, documentation, information or other reporting necessary to establish relief or an exemption from withholding under FATCA and shall provide any other documentation reasonably requested by Credit Party or Administrative Agent sufficient for the Credit Party and Administrative Agent to comply with their obligations under FATCA and to determine that such Non-US Lender has complied with such applicable reporting requirements. For purposes of this Section 2.19, “FATCA” shall include any amendments made to FATCA after the date of this Agreement. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.19(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.19(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.19(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.19(c) shall relieve Company of its obligation to pay any additional amounts pursuant this Section 2.19 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

2.20     Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.17, 2.18 or 2.19, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.17, 2.18 or 2.19 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.20 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.20 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.21     [Reserved]

2.22     Removal or Replacement of a Lender Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.17, 2.18 or 2.19, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five (5) Business Days after Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Administrative Agent and Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased Cost Lender or Non Consenting Lender (the “Terminated Lender”), Administrative Agent may (which, in the case of an Increased-Cost Lender, only after receiving written request from Company to remove such Increased-Cost Lender), by giving written notice to Company and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6, and Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings or participations that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.10; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.18 or 2.19; and (3) in the event such Terminated Lender is a Non Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.23     Tax Treatment Company, Lenders and Administrative Agent each agree (a) that the Loans are intended to be treated as debt for U.S. federal income tax purposes, (b) that the issue price of the Term Loans is equal to par, (c) that the Term Loans are not governed by the rules set out in Treasury Regulations Section 1.1275-4 and (d) to adhere to this Agreement for U.S. federal income tax purposes and not to take any action or file any tax return, report or declaration inconsistent herewith. The inclusion of this Section 2.23 is not an admission by any Lender that it is subject to U.S. taxation.

SECTION 3.	CONDITIONS PRECEDENT

3.1     Closing Date. The obligation of each Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a)     Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.

(b)     Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents and Divested Business Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c)     Existing Indebtedness. On the Closing Date, Company and its Subsidiaries shall have (i) repaid in full all Existing Indebtedness other than the Existing Cash Collateralized Letters of Credit, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness or other obligations of Company and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder.

(d)     Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent Company’s reasonable best estimate of the Transactions Costs (other than fees payable to any Agent).

(e)     Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Credit Documents and the Divested Business Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents and the Divested Business Documents and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(f)     [reserved].

(g)     Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent shall have received:

(i)     evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement and the other Collateral Documents (including, without limitation, their obligations to authorize or execute, as the case may be, and deliver UCC financing statements, originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii)     A completed Perfection Certificate dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Perfection Certificate, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii)     opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv)     evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (i) a Landlord Personal Property Collateral Access Agreement executed by the landlord and the applicable Credit Party with respect to any Material Leasehold Property, and (ii) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(h)     Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent.

(i)     Financial Statements; Projections. Lenders shall have received from Company (i) the Historical Financial Statements, (ii) pro forma consolidated and consolidating balance sheets of Company and its Subsidiaries as at the Closing Date, and reflecting the consummation of the transactions contemplated by the Credit Documents to occur on or prior to the Closing Date, which pro forma financial statements shall be in form and substance satisfactory to Administrative Agent, and (iii) the Projections.

(j)     Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(k)     Opinions of Counsel to Credit Parties. Lenders and their respective counsel shall have received originally executed copies of the favorable written opinions of Winthrop & Weinstine, P.A., counsel for Credit Parties, and such local counsel(s) as Administrative Agent shall reasonably require, and as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(l)     Fees. Company shall have paid to Syndication Agent, Administrative Agent and Documentation Agent, the fees payable on the Closing Date referred to in Section 2.10.

(m)     Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from Company dated as of the Closing Date and addressed to Administrative Agent and Lenders, and in form, scope and substance satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the Credit Extensions to be made on the Closing Date, Company and its Subsidiaries are and will be Solvent.

(n)     Closing Date Certificate. Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(o)     No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable discretion of Administrative Agent, singly or in the aggregate, materially impairs the transactions contemplated by the Credit Documents or the Divested Business Documents, or that could have a Material Adverse Effect.

(p)     Due Diligence. Other than changes occurring in the ordinary course of business, no information or materials are or should have been available to Company and its Subsidiaries as of the Closing Date that are materially inconsistent with the material previously provided to Administrative Agent for its due diligence review of Company and its Subsidiaries.

(q)     Maximum Leverage Ratio. The pro forma balance sheet delivered pursuant to Section 3.1(i) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the ratio of (i) total Indebtedness for the Company and its Subsidiaries as of the Closing Date to (ii) pro forma Consolidated Adjusted EBITDA for the twelve-month period ending May 31, 2014 shall not be greater than 2.90:1.00.

(r)     No Material Adverse Change. Since March 31, 2014, no event, circumstance or change shall have occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

(s)     Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent, and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(t)     Minimum EBITDA. The pro forma balance sheet delivered pursuant to Section 3.1(i) shall demonstrate in form and substance reasonably satisfactory to Administrative Agent that on the Closing Date and immediately after giving effect to any Credit Extensions to be made on the Closing Date, including the payment of all Transaction Costs required to be paid in Cash, the Company shall have generated trailing twelve-month Consolidated Adjusted EBITDA for the period ended on May 31, 2014 of at least $12,200,000.

(u)     Consummation of Transactions Contemplated by Related Agreements.

(i)     (A) All conditions to the divestiture of the Divested Business set forth in the Divested Business Agreement and the other Divested Business Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, and (B) the divestiture of the Divested Business shall have become effective in accordance with the terms of the Divested Business Agreement and the other Divested Business Documents.

(ii)     Administrative Agent shall have received a fully executed or conformed copy of each Divested Business Document, together with copies of each of the opinions of counsel delivered (if any) to the parties under the Divested Business Documents, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders. Each Divested Business Document shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(v)     Service of Process. On the Closing Date, Administrative Agent shall have received evidence that each Credit Party has appointed an agent in New York City for the purpose of service of process in New York City and such agent shall agree in writing to give Administrative Agent notice of any resignation of such service agent or other termination of the agency relationship.

3.2     Conditions to Each Credit Extension.

(a)     Conditions Precedent. The obligation of each Lender to make each Loan (including the Closing Date Term Loans A, the Closing Date Term Loans B and the Delayed Draw Term Loans) on any Credit Date, (including the Closing Date and each Delayed Draw Term Loan Funding Date) is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i)     Administrative Agent shall have received fully executed and delivered Funding Notice(s) in accordance with Section 2.1(b) or Section 2.2(b), as applicable;

(ii)     as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(iii)     as of such Credit Date, no event has occurred and is Continuing or would result from the consummation of the applicable Credit Extension that would constitute a Default or an Event of Default;

(iv)     with respect to any Credit Extension, the use of proceeds of which is intended to finance a Permitted Acquisition, which shall include each Delayed Draw Term Loan Funding Date that the related acquisition is a Permitted Acquisition and all acquisition documentation shall be in form and substance satisfactory to Administrative Agent in its reasonable discretion; and

(v)     Administrative Agent shall have received evidence (including an officer’s certificate of an Authorized Officer of Company) satisfactory to it that all conditions to such Credit Extension have been satisfied.

Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.

(b)     Funding Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4.	REPRESENTATIONS AND WARRANTIES

In order to induce Agents and Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent and Lender, on the Closing Date and on each Credit Date, that the following statements are true and correct in all respects on the Closing Date and in all respects (except that where such representation and warranties are not otherwise qualified by materiality or knowledge, in any material respect) on and as of each other Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date, and it being understood and agreed that the representations and warranties shall be deemed to be made concurrently with, but in each case after giving effect to, any acquisition that is to be consummated concurrently with any Credit Extension.

4.1     Organization; Requisite Power and Authority; Qualification. Each of Company and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations.

4.2     Capital Stock and Ownership. The Capital Stock of each of Company and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any additional membership interests or other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Company or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated by the Credit Documents to take place on the Closing Date.

4.3     Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4     No Conflict. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Company or any of its Subsidiaries, any of the Organizational Documents of Company or any of its Subsidiaries, or any order, judgment or decree of any court or other agency of government binding on Company or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Company or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Company or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Company or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Administrative Agent.

4.5     Governmental Consents. The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.

4.6     Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7     Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Company nor any of its Subsidiaries has any contingent liability or liability for taxes, long term lease or unusual forward or long term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Company and any of its Subsidiaries taken as a whole.

4.8     Projections. On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period of the Fiscal Year ending March 31, 2015 through and including the Fiscal Year ending March 31, 2018 (the “Projections”) are based on good faith estimates and assumptions made by the management of Company (including, but not limited to the calculation of Consolidated Adjusted EBITDA for each period, inclusive of all estimated add-backs set forth in the definition thereof) and, to their knowledge, management of Company believed that the Projections were reasonable and attainable; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material.

4.9     No Restricted Junior Payments. Neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Restricted Junior Payment or agreed to do so except as permitted pursuant to Section 6.5.

4.10     Adverse Proceedings, etc.. There are no Adverse Proceedings, individually or in the aggregate, that would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.11     Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Company and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Company and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable. Company knows of no proposed tax assessment against Company or any of its Subsidiaries which is not being actively contested by Company or such Subsidiary in good faith and by appropriate proceedings; provided, such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefore and such proceedings have the effect of preventing the forfeiture or sale of the Collateral subject thereto.

4.12     Properties.

(a)     Title. Each of Company and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.5 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b)     Real Estate. As of the Closing Date, Schedule 4.12 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.13     Environmental Matters. Neither Company nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Company’s and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which would reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Neither Company nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Company or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Company’s or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260 270 or any state equivalent. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Company or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or would reasonably be expected to have, a Material Adverse Effect.

4.14     No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

4.15     Material Contracts. Schedule 4.15 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date (except those being assigned pursuant to the Divested Business Agreement), which, together with any updates provided pursuant to Section 5.1(l), all such Material Contracts are in full force and effect and no defaults currently exist thereunder (other than as described in Schedule 4.15 or in such updates).

4.16     Governmental Regulation. Neither Company nor any of its Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 2005, the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Company nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.17     Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such Margin Stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

4.18     Employee Matters. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that would reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Company or any of its Subsidiaries, or to the best knowledge of Company and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Company or any of its Subsidiaries or to the best knowledge of Company and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Company or any of its Subsidiaries, and (c) to the best knowledge of Company and Company, no union representation question existing with respect to the employees of Company or any of its Subsidiaries and, to the best knowledge of Company and Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.

4.19     Employee Benefit Plans. Company, each of its Subsidiaries and each of their respective ERISA Affiliates are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments and there are no premium payments which have become due which are unpaid), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Company, any of its Subsidiaries or any of their ERISA Affiliates. No ERISA Event has occurred or is reasonably expected to occur. Except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Company, any of its Subsidiaries or any of their respective ERISA Affiliates. The present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Company, any of its Subsidiaries or any of their ERISA Affiliates (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan. No Pension Plan is subject to the at-risk requirements in Section 303 of ERISA and Section 430 of the Code and no Multiemployer Plan is subject to the additional funding rules in Section 305 of ERISA and Section 432 of the Code. As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Company, its Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero. Company, each of its Subsidiaries and each of their ERISA Affiliates have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan. Neither any Credit Party, any of its Subsidiaries or ERISA Affiliates nor any fiduciary of or trustee to any Employee Benefit Plan has engaged in a prohibited transaction as described in Section 406 of ERISA or Section 4975 of the Code.

4.20     Certain Fees. Other than fees payable by Company to Stifel Nicholas and disclosed to Administrative Agent, no broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.

4.21     Solvency. Each Credit Party is and, upon the incurrence of any Credit Extension by such Credit Party on any date on which this representation and warranty is made and upon the consummation of any Permitted Acquisition, will be, Solvent.

4.22     Divested Business Documents

(a)     Delivery. Company has delivered to Administrative Agent complete and correct copies of (i) each Divested Business Document and of all exhibits and schedules thereto as of the date hereof, and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Divested Business Document entered into after the date hereof.

(b)     Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, each of the representations and warranties given by Company or any of its Subsidiaries in any Divested Business Document is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates). Notwithstanding anything in the Divested Business Agreement to the contrary, the representations and warranties of Company and each of its Subsidiaries set forth in this Section 4.22 shall, solely for purposes hereof, survive the Closing Date for the benefit of the Lenders.

(c)     Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Divested Business Documents or to consummate the transactions contemplated thereby have been obtained and are in full force and effect.

4.23     Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the sale of the Divested Business set forth in the Divested Business Documents have been duly satisfied or, with the consent of Administrative Agent, waived, and (ii) the sale of the Divested Business has been consummated in accordance with the Divested Business Documents and all applicable laws.

4.24     Compliance with Statutes, etc. Each of Company and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Company or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

4.25     Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Company or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results. There are no facts known (or which should upon the reasonable exercise of diligence be known) to Company (other than matters of a general economic nature) that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect and that have not been disclosed herein or in such other documents, certificates and statements furnished to Lenders for use in connection with the transactions contemplated hereby.

4.26     Anti-Terrorism Laws. Neither Company nor any of its Subsidiaries is in violation of any law relating to terrorism or money laundering (“Anti-Terrorism Laws”), including USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended), and Executive Order No. 13224 on Terrorism Financing, effective September 24, 2001 (the “Executive Order”). Neither Company nor any of its Subsidiaries or other agents acting or benefiting in any capacity in connection with the Loans is (a) a Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order, (c) a Person with whom any Agent or Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person who commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order, (e) an “enemy” or an “ally of the enemy” within the meaning of Section 2 of the Trading with the Enemy Act of the United States of America (50 U.S.C. App. §§1 et seq.), as amended, or (f) a Person that is named as a “specially designated national and blocked person” on the most current list published by the United States Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list. Neither Company nor any of its Subsidiaries or other agents acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in the preceding sentence, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in any property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Anti-Terrorism Laws.

4.27     Independent Contractors All independent contractors, consultants, temporary employees, leased employees or other servants or agents classified by Company or any of its Subsidiaries as other than employees or compensated other than through wages paid by Company or any of its Subsidiaries and reported on a form W-2 or W-3 (collectively, “Contingent Workers”) employed or used with respect to the operation of Company or any of its Subsidiaries have been properly classified and treated in accordance with applicable laws and for purposes of all employee benefit plans and perquisites, except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.

SECTION 5.	AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification Obligations for which no claim has been asserted), each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

5.1     Financial Statements and Other Reports. Unless otherwise provided below, Company will deliver to Administrative Agent and Lenders:

(a)     Monthly Reports. As soon as available, and in any event within thirty (30) days after the end of each month (including months which began prior to the Closing Date), the consolidated and consolidating balance sheet of Company and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, consolidated statements of stockholders’ equity and consolidated statements of cash flows of Company and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a schedule of reconciliations for any reclassifications with respect to prior months or periods (and, in connection therewith, copies of any restated financial statements for any impacted month or period) a Financial Officer Certification and a Narrative Report with respect thereto and any other operating reports prepared by management for such period;

(b)     Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter of each Fiscal Year (including the fourth Fiscal Quarter), the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;

(c)     Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated and consolidating balance sheets of Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated (and with respect to statements of income, consolidating) statements of income, stockholders’ equity and cash flows of Company and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Grant Thornton LLP or other independent certified public accountants of recognized national standing selected by Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof (such report shall also include (x) a detailed summary of any audit adjustments; (y) a reconciliation of any audit adjustments or reclassifications to the previously provided monthly or quarterly financials; and (z) restated monthly or quarterly financials for any impacted periods);

(d)     Compliance Certificate. Together with each delivery of financial statements of Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(e)     Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance satisfactory to Administrative Agent;

(f)     Notice of Default; Public Filings.

(i)     Promptly upon any officer of Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Company with respect thereto; (ii) that any Person has given any notice to Company or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(ii)     Promptly upon the filing thereof, notice to the Administrative Agent of the filing of all Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports, and any other filings made by Company or any of its Subsidiaries with the U.S. Securities and Exchange Commission.

(g)     Notice of Litigation. Promptly upon any officer of Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii) if adversely determined, would be reasonably expected to result in a Material Adverse Effect, would be reasonably expected to result in a liability of greater than $500,000, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Company to enable Lenders and their counsel to evaluate such matters;

(h)     ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Company, any of its Subsidiaries or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Company, any of its Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Company, any of its Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (3) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(i)     Financial Plan. As soon as practicable and in any event no later than the beginning of each Fiscal Year, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans, reported on both an annual and monthly basis (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, (ii) forecasted consolidated statements of income and cash flows of Company and its Subsidiaries for each month of each such Fiscal Year, (iii) forecasts demonstrating projected compliance with the requirements of Section 6.8 through the final maturity date of the Loans, and (iv) forecasts demonstrating adequate liquidity through the final maturity date of the Loans, together, in each case, with an explanation of the assumptions on which such forecasts are based all in form and substance reasonably satisfactory to Agents;

(j)     Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year;

(k)     Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company;

(l)     Notice Regarding Material Contracts. Promptly, and in any event within ten (10) Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or materially amended, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto or (iii) any notice of default or termination is issued as to a Material Contract;

(m)     Environmental Reports and Audits. As soon as practicable following receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Company or its Subsidiaries which, in any such case, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(n)     Information Regarding Collateral. (a) Company will furnish to Collateral Agent prior written notice of any change (i) in any Credit Party’s organizational name, (ii) in any Credit Party’s identity or organizational structure, or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(o)     Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), Company shall deliver to Collateral Agent an Officer’s Certificate (i) either confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate office in each jurisdiction identified in the Perfection Certificate or pursuant to clause (i) above to the extent necessary to protect and perfect the security interests under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(p)     Aging Reports. Together with each delivery of financial statements of Company and each other Credit Party pursuant to Sections 5.1(a), 5.1(b), and 5.1(c), (i) a summary of the accounts receivable aging report of each Credit Party as of the end of such period, and (ii) a summary of accounts payable aging report of each Credit Party as of the end of such period;

(q)     Tax Returns. As soon as practicable and in any event within fifteen (15) days following the filing thereof, copies of each federal income tax return filed by or on behalf of any Credit Party; and

(r)     Other Information. (i) Promptly upon their becoming available, copies of (A) all financial statements, reports, notices and proxy statements sent or made available generally by Company to its security holders acting in such capacity or by any Subsidiary of Company to its security holders other than Company or any of its Subsidiaries and (B) all press releases and other statements made available generally by Company or any of its Subsidiaries to the public concerning material developments in the business of Company or any of its Subsidiaries, and (ii) such other information and data with respect to Company or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent.

5.2     Existence. Except as otherwise permitted under Section 6.9 or the extent a Material Adverse Effect would not reasonably be expected to occur, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided that no Credit Party or any of its Subsidiaries shall be required to preserve any such existence, right or franchise, licenses and permits if such Person’s board of directors (or similar governing body) shall determine that the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.

5.3     Payment of Taxes and Claims. Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes in excess of $25,000 imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.4     Maintenance of Properties. Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Company and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof.

5.5     Insurance. Company will maintain or cause to be maintained, with financially sound and reputable insurers, (i) business interruption insurance reasonably satisfactory to Administrative Agent, and (ii) casualty insurance, such public liability insurance, third party property damage insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Company and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Company will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of Lenders as an additional insured thereunder as its interests may appear, and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement, satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of Secured Parties as the loss payee thereunder and provides for at least thirty (30) days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6     Inspections. Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Agent or any Lender to visit and inspect, at Company’s expense, any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested and Company shall reimburse Agent and the Lenders for their actual and reasonable costs and expenses incurred in connection with such visits and inspections; provided, that, to the extent no Event of Default exists, Company shall only be obligated to reimburse Agent for one (1) such visit or inspection in any Fiscal Year.

5.7     Lenders Meetings. Company will, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and Lenders once during each Fiscal Year to be held at Company’s corporate offices (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent, and Company shall reimburse Agent and the Lenders for their actual and reasonable costs and expenses incurred in connection with such meetings.

5.8     Compliance with Laws and Material Contracts. Each Credit Party will (a) comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), in each case, to the extent that non-compliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and (b) perform, and shall cause each of its Subsidiaries to perform, in accordance with the terms of each Material Contract, in each case, noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.9     Environmental.

(a)     Environmental Disclosure. Company will deliver to Administrative Agent and Lenders:

(i)     as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Company or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)     promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Company or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii)     as soon as practicable following the sending or receipt thereof by Company or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (2) any Release required to be reported to any Governmental Authority, and (3) any request for information from any Governmental Authority that suggests such agency is investigating whether Company or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv)     prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that would reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, Environmental Claims that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that would reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and

(v)     with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b)     Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10     Subsidiaries. In the event that any Person becomes a Subsidiary of Company, Company shall (a) concurrently with such Person becoming a Subsidiary (other than a Foreign Subsidiary that is a CFC) cause such Subsidiary to become a Guarantor hereunder, (b) concurrently with such Person becoming a Subsidiary of Company cause such Subsidiary to become a Grantor under the Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (c) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(e), 3.1(f), 3.1(g), 3.1(j) and 3.1(k), and all other such documents as may be necessary to further effectuate the transactions contemplated by this Agreement and the other Credit Documents. In the event that any Person becomes a Foreign Subsidiary of Company that is a CFC, and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(g)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the Pledge and Security Agreement in 65% of the voting ownership interests and 100% of the non-voting ownership interests in such Foreign Subsidiary that is a CFC. With respect to each such Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof.

5.11     Additional Material Real Estate Assets and Material Leasehold Properties

(a)     In the event that any Credit Party acquires a Material Real Estate Asset, or a Real Estate Asset owned on the Closing Date becomes a Material Real Estate Asset, and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, contemporaneously with acquiring such Material Real Estate Asset, or promptly after a Real Estate Asset becomes a Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(g), 3.1(h), 3.1(j), 3.1(k) and 5.11(b) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

(b)     In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in the owned Material Real Estate Assets of the Credit Parties, Company shall deliver to Administrative Agent and Collateral Agent the following:

(i)     fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Material Real Estate Asset;

(ii)     an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Material Real Estate Asset is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii)     (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Material Real Estate Asset (each, a “Title Policy”), in amounts not less than the fair market value of each Material Real Estate Asset, together with a title report issued by a title company with respect thereto, dated not more than thirty (30) days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate Governmental Authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Material Real Estate Asset in the appropriate real estate records;

(iv)     evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent; and

(v)     ALTA surveys of all Material Real Estate Assets, certified to Collateral Agent and dated not more than thirty (30) days prior to the recordation of the applicable Mortgage.

(c)     In the event that any Credit Party acquires a Material Leasehold Property, or a Leasehold Property owned on the Closing Date becomes a Material Leasehold Property, contemporaneously with acquiring such Material Leasehold Property, or promptly after a Leasehold Property becomes a Material Leasehold Property, shall cause to be executed and delivered to Administrative Agent and Collateral Agent, a Landlord Personal Property Collateral Access Agreement with respect to such Material Leasehold Property.

5.12     [Reserved]

5.13     Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents, including providing Lenders with any information reasonably requested pursuant to Section 10.21. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guaranteed by the Guarantors and are secured by substantially all of the assets of Company, and its Subsidiaries and all of the outstanding Capital Stock of Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries).

5.14     Miscellaneous Business Covenants. Unless otherwise consented to by Agents and Requisite Lenders:

(a)     Non-Consolidation. Company will and will cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

(b)     Cash Management Systems. Company and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to Administrative Agent, including, without limitation, with respect to blocked account arrangements.

(c)     Communication with Accountants. Each Credit Party executing this Agreement authorizes Administrative Agent to communicate directly with such Credit Party’s independent certified public accountants and authorizes and shall instruct those accountants to communicate (including the delivery of audit drafts and letters to management) with Administrative Agent and each Lender information relating to any Credit Party with respect to the business, results of operations and financial condition of any Credit Party; provided however, that Administrative Agent or the applicable Lender, as the case may be, shall provide such Credit Party with notice at least two (2) Business Days prior to first initiating any such communication.

(d)     Activities of Management. Each member of the senior management team of each Credit Party shall devote all or substantially all of his or her professional working time, attention, and energies to the management of the businesses of the Credit Parties.

5.15     Post Closing Matters. Company shall, and shall cause each of the Credit Parties to, satisfy the requirements set forth on Schedule 5.15 on or before the date specified for such requirement or such later date to be determined by the Agent.

SECTION 6.	NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations (other than contingent indemnification Obligations for which no claim has been asserted), such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1     Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a)     the Obligations;

(b)     Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien in favor of Collateral Agent pursuant to the Pledge and Security Agreement, (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to Company or to any of its Subsidiaries for whose benefit such payment is made;

(c)     unsecured Indebtedness of any Person that becomes a Subsidiary after the date hereof pursuant to a Permitted Acquisition, which Indebtedness exists at the time such Person becomes a Subsidiary (other than Indebtedness incurred in contemplation of such Person becoming a Subsidiary);

(d)     Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business, other than any obligations owed by a Credit Party to a Subsidiary that is not a Guarantor;

(e)     Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f)     guaranties in the ordinary course of business of the obligations of third-party suppliers, customers, franchisees and licensees of Company and its Subsidiaries;

(g)     Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement, and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced, (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced, or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is Continuing or would result therefrom;

(h)     Indebtedness in an aggregate amount not to exceed at any time Five Million Dollars ($5,000,000) with respect to (x) Capital Leases and (y) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided, in the case of clause (x), that any such Indebtedness shall be secured only by the asset subject to such Capital Lease, and, in the case of clause (y), that any such Indebtedness shall (i) be secured only by the asset acquired in connection with the incurrence of such Indebtedness and (ii) constitute not more than one hundred percent (100.0)% of the aggregate consideration paid with respect to such asset; provided, further, that any such Indebtedness incurred or assumed by a Subsidiary that is not a Guarantor shall not be guaranteed by or recourse to any Credit Party or secured by any assets of a Credit Party);

(i)     Subordinated Indebtedness in an amount not to exceed One Million Dollars ($1,000,000) at any time outstanding;

(j)     the Existing Cash Collateralized Letters of Credit; and

(k)     additional letters of credit, in an aggregate amount not to exceed $1,500,000, which are fully cash collateralized.

6.2     Liens. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Company or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a)     Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;

(b)     Liens for Taxes if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted so long as the aggregate amount of such Taxes does not exceed Two Hundred Fifty Thousand Dollars ($250,000) and so long as such proceedings have the effect of preventing the forfeiture or sale of the Collateral subject thereto;

(c)     statutory Liens of landlords so long as such Liens are subject to a Landlord Personal Property Collateral Access Agreement, banks (and rights of set off) so long as such Liens and rights are subject to a deposit account control agreement in favor of Collateral Agent, of carriers, warehousemen so long as such Liens are subject to a reasonably acceptable ware houseman’s agreement in favor of a Collateral Agent, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 430(k) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue, or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d)     Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e)     easements, rights of way, restrictions, encroachments, and other minor defects or irregularities in title as to real property owned or leased by a Credit Party, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Company or any of its Subsidiaries;

(f)     any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g)     Liens solely on any cash earnest money deposits made by Company or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h)     purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i)     Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties as to specific goods in connection with the importation of goods in the ordinary course of business;

(j)     any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k)     licenses of patents, trademarks and other intellectual property rights granted by Company or any of its Subsidiaries in the ordinary course of business and not interfering in any respect with the ordinary conduct of the business of Company or such Subsidiary;

(l)     Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(f)(iv);

(m)     Liens securing purchase money Indebtedness permitted pursuant to Section 6.1(h); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n)     Liens arising from judgments, decrees or attachments the existence of which does not constitute an Event of Default hereunder;

(o)     other Liens on assets other than the Collateral securing Indebtedness in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) at any time outstanding; and

(p)     Liens on cash collateral in respect of (i) the Existing Cash Collateralized Letters of Credit in an amount not to exceed $660,000 at any time outstanding and (ii) letters of credit permitted under Section 6.1(k).

6.3     Equitable Lien. If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4     No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale and (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be) no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5     Restricted Junior Payments. No Credit Party shall, nor shall it permit any of its Subsidiaries or Affiliates through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, become liable in respect of, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment; provided, that Company shall be entitled to repurchase up to Two Million Dollars ($2,000,000) in accounts receivable and pay a working capital adjustment of up to Three Million Dollars ($3,000,000) pursuant to the terms of the Divested Business Agreement as in effect on the Closing Date or as amended with the consent of the Administrative Agent.

6.6     Restrictions on Subsidiary Distributions. Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (c) make loans or advances to Company or any other Subsidiary of Company, or (d) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions (i) in agreements evidencing purchase money Indebtedness permitted by Section 6.1(h) that impose restrictions on the property so acquired, (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7     Investments. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture and any Foreign Subsidiary, except:

(a)     Investments in Cash and Cash Equivalents;

(b)     equity Investments owned as of the Closing Date in any Subsidiary and Investments made after the Closing Date in any wholly owned Guarantor Subsidiaries of Company;

(c)     Investments in (i) any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Subsidiaries;

(d)     intercompany loans to the extent permitted under Section 6.1(b);

(e)     Consolidated Capital Expenditures permitted by Section 6.8(e);

(f)     loans and advances to employees of Company and its Guarantor Subsidiaries (i) made in the ordinary course of business and described on Schedule 6.7, and (ii) any refinancings of such loans after the Closing Date in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000);

(g)     Investments (i) made in connection with Permitted Acquisitions permitted pursuant to Section 6.9 and (ii) evidenced by the Divested Business Note;

(h)     Investments described in Schedule 6.7; and

(i)     Investments in Foreign Subsidiaries not to exceed Seven Million Dollars ($7,000,000) in the aggregate in any Fiscal Year.

(j)     other Investments in an aggregate amount not to exceed Two Hundred Fifty Thousand Dollars ($250,000) outstanding in the aggregate at any time.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

6.8     Financial Covenants.

(a)     [Reserved].

(b)     Fixed Charge Coverage Ratio. Company shall not permit the Fixed Charge Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to be less than the correlative ratio indicated:

Fiscal Quarter	Fixed Charge Coverage Ratio
September 30, 2014	1.25:1.00
December 31, 2014	1.25:1.00
March 31, 2015	1.50:1.00
June 30, 2015	1.50:1.00
September 30, 2015	1.50:1.00
December 31, 2015	1.50:1.00
March 31, 2016	1.75:1.00
June 30, 2016	1.75:1.00
September 30, 2016	1.75:1.00
December 31, 2016	1.75:1.00
March 31, 2017	2.00:1.00
June 30, 2017 and each Fiscal Quarter thereafter	2.25:1.00

(c)     Leverage Ratio. Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2014, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Leverage Ratio
September 30, 2014	3.50:1.00
December 31, 2014	3.50:1.00
March 31, 2015	3.00:1.00
June 30, 2015	2.75:1.00
September 30, 2015	2.50:1.00
December 31, 2015	2.50:1.00
March 31, 2016	2.00:1.00
June 30, 2016	1.75:1.00
September 30, 2016	1.50:1.00
December 31, 2016	1.50:1.00
March 31, 2017	1.50:1.00
June 30, 2017 and each Fiscal Quarter thereafter	1.25:1.00

(d)     [Reserved].

(e)     Maximum Consolidated Capital Expenditures. Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
March 31, 2015	$6,500,000
March 31, 2016	$8,500,000
March 31, 2017 and each Fiscal Year thereafter	$10,000,000

; provided, that to the extent that the amount of Consolidated Capital Expenditures made in any Fiscal Year is less than the maximum amount permitted above (without giving effect to any additional amount available as a result of this proviso), (i) up to fifty percent (50.0%) of such difference may be carried forward and used in the immediately succeeding fiscal year (but not any subsequent fiscal year), and (ii) in such immediately succeeding Fiscal Year Consolidated Capital Expenditures shall be applied, first, to the permissible amount of Consolidated Capital Expenditures for such Fiscal Year and, second, to the portion so carried forward.

(f)     Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale (including, without limitation, the Divested Business pursuant to the Divested Business Documents) has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 and for all other purposes which such calculations may be used under this Agreement, Consolidated Adjusted EBITDA, Consolidated Fixed Charges, and the components of each, shall be calculated with respect to such period on a pro forma basis (such calculations, including pro forma adjustments approved by Administrative Agent in its sole discretion) using the historical audited financial statements of any business so acquired or to be acquired, or divested or to be divested, and the consolidated financial statements of Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9     Fundamental Changes; Disposition of Assets; Acquisitions. No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a)     any Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b)     sales or other dispositions of assets that do not constitute Asset Sales; provided, that no Credit Party shall sell, lease or otherwise dispose of any Non-Disposable Collateral;

(c)     Asset Sales, the proceeds of which (i) are less than One Hundred Fifty Thousand Dollars ($150,000) with respect to any single Asset Sale or series of related Asset Sales, and (ii) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than Two Hundred Fifty Thousand Dollars ($250,000); provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than one hundred percent (100.0%) thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.13(a);

(d)     disposals of obsolete or worn out property;

(e)     Investments made in accordance with Section 6.7.

6.10     Disposal of Subsidiary Interests. Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.

6.11     Sales and Lease Backs. No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Company or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Company or any of its Subsidiaries) in connection with such lease.

6.12     Transactions with Shareholders and Affiliates. Except as set forth in Schedule 6.12, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of ten percent (10.0%) or more of any class of Capital Stock of Company or any of its Subsidiaries (or any Affiliate of such holder) or with any Affiliate of Company or of any such holder; provided, however, that the Credit Parties and their Subsidiaries may enter into or permit to exist any such transaction if both (i) the Administrative Agent has consented thereto in writing prior to the consummation thereof and (ii) the terms of such transaction are not less favorable to Company or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; further, provided, that the foregoing restrictions shall not apply to (a) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Company and its Subsidiaries; (b) compensation arrangements for officers and other employees of Company and its Subsidiaries entered into in the ordinary course of business; and (c) transactions described in Schedule 6.12. Company shall disclose in writing each transaction with any holder of ten percent (10.0%) or more of any class of Capital Stock of Company or any of its Subsidiaries (other than a Credit Party) or with any Affiliate of Company (other than a Credit Party) or of any such holder to Administrative Agent.

6.13     Conduct of Business; Foreign Subsidiaries. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than the businesses engaged in by such Credit Party on the Closing Date. No Credit Party shall form, create, or incorporate any Foreign Subsidiary. In addition, no Subsidiary organized in Canada shall (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Credit Documents, (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or (c) engage in any business or activity.

6.14     [Reserved]

6.15     Amendments to or Waivers of Divested Business Documents. No Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any material amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Divested Business Document after the Closing Date without in each case obtaining the prior written consent of Administrative Agent and Requisite Lenders to such amendment, restatement, supplement or other modification or waiver.

6.16     Amendments or Waivers with respect to Subordinated Indebtedness. No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of any Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such Subordinated Indebtedness, increase the principal amount thereof, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be adverse to any Credit Party or Lenders.

6.17     Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to change its Fiscal Year end from March 31.

6.18     Deposit Accounts. Other than as explicitly permitted by the Pledge and Security Agreement, no Credit Party shall establish or maintain a Deposit Account that is not a Controlled Account and no Credit Party will deposit proceeds in a Deposit Account which is not a Controlled Account.

6.19     Amendments to Organizational Agreements and Material Contracts. No Credit Party shall (a) amend or permit any amendments to any Credit Party’s Organizational Documents that would be adverse to Administrative Agent or the Lenders; or (b) amend or permit any amendments to, or terminate or waive any provision of, any Material Contract if such amendment, termination, or waiver would be adverse to Administrative Agent or the Lenders.

6.20     Prepayments of Certain Indebtedness. No Credit Party shall, directly or indirectly, voluntarily purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness that is purported to be subordinated to all or part of the Obligations.

SECTION 7.	GUARANTY

7.1     Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2     Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor, to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by, (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3     Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4     Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a)     this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b)     Administrative Agent may enforce this Guaranty during the Continuance of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c)     the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d)     payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e)     any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Interest Rate Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or Interest Rate Agreements; and

(f)     this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or any Interest Rate Agreement, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Interest Rate Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Interest Rate Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Interest Rate Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5     Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Interest Rate Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6     Guarantors’ Rights of Subrogation, Contribution, etc.. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7     Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is Continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8     Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9     Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10     Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Interest Rate Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Interest Rate Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Interest Rate Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11     Bankruptcy, etc

(a)      So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b)     Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c)     In the event that all or any portion of the Guaranteed Obligations are paid by Company or otherwise, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder. This provision shall survive the repayment of the Obligations and the termination of this Agreement.

SECTION 8.	EVENTS OF DEFAULT

8.1     Events of Default. If any one or more of the following conditions or events shall occur:

(a)     Failure to Make Payments When Due. Failure by Company to pay within three (3) days when due, (i) any principal or premium of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Loan, or any fee or any other amount, under this Agreement or any other Credit Document.

(b)     Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual principal amount of Five Hundred Thousand Dollars ($500,000) or more or with an aggregate principal amount of One Million Dollars ($1,000,000) or more, in each case beyond the grace period, if any, provided therefor; or (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above, or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or subject to a compulsory repurchase or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or

(c)     Breach of Certain Covenants. Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.5, Section 5.1, Section 5.2, Section 5.3, Section 5.4, Section 5.5, Section 5.6, Section 5.7, Section 5.8, Section 5.9, Section 5.10, Section 5.11, Section 5.14, Section 5.15 or Section 6; or

(d)     Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any respect as of the date made or deemed made; or

(e)     Other Defaults under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Credit Party becoming aware of such default, or (ii) receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f)     Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Company or any of its Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Company or any of its Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Company or any of its Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Company or any of its Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Company or any of its Subsidiaries, and any such event described in this clause (ii) shall continue for forty-five (45) days without having been dismissed, bonded or discharged; or

(g)     Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Company or any of its Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Company or any of its Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Company or any of its Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Company or any of its Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h)     Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) or (ii) in the aggregate at any time an amount in excess of Five Hundred Thousand Dollars $(500,000) (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Company or any of its Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of forty-five (45) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or

(i)     Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j)     Employee Benefit Plans. (i) There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of Company, any of its Subsidiaries or any of their respective ERISA Affiliates in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the term hereof; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 430(k) of the Internal Revenue Code or under ERISA; or

(k)     Change of Control. A Change of Control shall occur; or

(l)     Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) at any time during the Continuance of any other Event of Default, Administrative Agent may (or at the direction of Requisite Lenders, shall), (A) issue notice to Company that the Commitments, if any, of each Lender having such Commitments are suspended or terminated; (B) issue notice to Company that each of the following has immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, and (II) all other Obligations; and (C) enforce rights and remedies provided under the Credit Documents and applicable law. Additionally, at any time during the Continuance of any Event of Default, Collateral Agent may (or at the direction of the Requisite Lenders, shall) exercise rights and remedies available under the Credit Documents and applicable law as to any of the Collateral.

SECTION 9.	AGENTS

9.1     Appointment of Agents. GLAS is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes GLAS, in such capacity, to act as its agent in accordance with the terms hereof and the other Credit Documents. GLAS is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. GLAS is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Documentation Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither GLAS, in its capacity as Syndication Agent, nor GLAS, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.

9.2     Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3     General Immunity.

(a)     No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b)     Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4     Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5     Lenders’ Representations, Warranties and Acknowledgment.

(a)     Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b)     Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement and funding its Loans on the Closing Date or thereafter, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of its initial funding of such Loans.

(c)     Each Lender (i) represents and warrants that as of the Closing Date neither such Lender nor its Affiliates or Related Funds owns or controls, or owns or controls any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party and (ii) covenants and agrees that from and after the Closing Date neither such Lender nor its Affiliates and Related Funds shall purchase any trade debt or Indebtedness of any Credit Party other than the Obligations or Capital Stock described in clause (i) above without the prior written consent of the Administrative Agent.

9.6     Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, its Affiliates and its officers, partners, directors, trustees, employees and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever (including any Protective Advances) which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Credit Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE AGENT PARTY; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7     Successor Administrative Agent and Collateral Agent.

(a)     Administrative Agent and Collateral Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to Company, to appoint a successor Administrative Agent and Collateral Agent. Upon the acceptance of any appointment as Administrative Agent and Collateral Agent hereunder by a successor Administrative Agent and Collateral Agent, that successor Administrative Agent and Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and Collateral Agent and the retiring Administrative Agent and Collateral Agent shall promptly (i) transfer to such successor Administrative Agent and Collateral Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent and Collateral Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent and Collateral Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent and Collateral Agent of the security interests created under the Collateral Documents, whereupon such retiring Administrative Agent and Collateral Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s and Collateral Agent’s resignation hereunder as Administrative Agent and Collateral Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent and Collateral Agent hereunder. Administrative Agent may not be removed as an Agent without the then serving Administrative Agent’s written consent.

(b)     Notwithstanding anything herein to the contrary, Administrative Agent and Collateral Agent may assign their rights and duties as Administrative Agent and Collateral Agent hereunder to an Affiliate of GLAS without the prior written consent of, or prior written notice to, Company or the Lenders; provided that Company and the Lenders may deem and treat such assigning Administrative Agent and Collateral Agent as the Administrative Agent and Collateral Agent for all purposes hereof, unless and until such assigning Administrative Agent or Collateral Agent, as the case may be, provides written notice to Company and the Lenders of such assignment. Upon such assignment such Affiliate shall succeed to and become vested with all rights, powers, privileges and duties as Administrative Agent and Collateral Agent hereunder and under the other Credit Documents.

9.8     Collateral Documents and Guaranty.

(a)     Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented, (ii) release any Lien granted to or held by any Agent upon any Collateral upon payment in full of all Obligations (other than contingent Obligations for which no claim has been asserted), or (iii) release any Guarantor from the Guaranty concurrently with such payment in full of all such Obligations or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b)     Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.9     Protective Advances. Subject to the limitations set forth below, during the Continuance of an Event of Default, Administrative Agent is authorized by Company and the Lenders, from time to time in Administrative Agent’s sole discretion (but Administrative Agent shall have absolutely no obligation to), to make additional loans to Company on behalf of the Lenders, which Administrative Agent, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by Company pursuant to the terms of this Agreement and the other Credit Documents, including, without limitation, payments of principal, interest, fees and reimbursable expenses (any of such Loans or advances shall constitute “Protective Advances”), in an aggregate principal amount not to exceed Three Million Five Hundred Thousand Dollars ($3,500,000). All Protective Advances shall bear interest at interest rate applicable to Term Loans. Protective Advances may be made even if the conditions precedent set forth in Section 3 or elsewhere in this Agreement have not been satisfied and without regard to the Commitments of the Lenders. Each Protective Advance shall be secured by the Liens in favor of the Collateral Agent in and to the Collateral and shall constitute Obligations hereunder. Company shall pay the unpaid principal amount and all unpaid and accrued interest of each Protective Advance on the earlier of the Term Loan Maturity Date and the date on which demand for payment is made by Administrative Agent.

SECTION 10.	MISCELLANEOUS

10.1     Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three (3) Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2     Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the Administrative Agent’s actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the Agents’ costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) all the reasonable fees, expenses and disbursements of counsel to Agents in connection with the syndication of the Loans and Commitments, the negotiation, preparation, execution and administration of the Credit Documents, the Intercreditor Agreement and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Secured Parties, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the Administrative Agent’s actual costs and reasonable fees, expenses for, and disbursements of any of Administrative Agent’s, auditors, accountants, consultants or appraisers whether internal or external, and all reasonable attorneys’ fees (including allocated costs of internal counsel and expenses and disbursements of outside counsel) incurred by Administrative Agent; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3     Indemnity.

(a)     In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their respective Affiliates and their respective officers, partners, directors, trustees, employees and agents of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final, non-appealable order, of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b)     To the extent not prohibited by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4     Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, during the Continuance of an Event of Default each Lender and their Affiliates, each of is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party (in whatever currency) against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder, (b) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to the terms of this Agreement and although such obligations and liabilities, or any of them, may be contingent or unmatured or (c) such obligation or liability is owed to a branch or office of such Lender different from the branch or office holding such deposit or obligation or such Indebtedness.

10.5     Amendments and Waivers.

(a)     Requisite Lenders’ Consent. Subject to Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of Administrative Agent and the Requisite Lenders.

(b)     Affected Lenders’ Consent. Without the written consent of each Lender that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i)     extend the scheduled final maturity of any Loan or Note;

(ii)     waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii)     reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.9) or any fee payable hereunder;

(iv)     extend the time for payment of any such interest or fees;

(v)     amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vi)     amend the definition of “Eligible Assignee”, “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Administrative Agent and the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Closing Date Term Loan Commitments, the Closing Date Term Loans, the Delayed Draw Term Loan Commitments and the Delayed Draw Term Loans are included on the Closing Date; provided, further, it is agreed that any change to the definition of the “Eligible Assignee” shall be deemed to affect each Lender;

(vii)     release or subordinate all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(viii)     consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(c)     Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i)     increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Commitment of any Lender;

(ii)     amend, modify, terminate or waive any provision of Section 3.2(a) with regard to any Credit Extension (whether constituting a Closing Date Term Loan A, a Closing Date Term Loan B or a Delayed Draw Term Loan) without the consent of Requisite Lenders;

(iii)     alter the required application of any repayments or prepayments as pursuant to Section 2.14, 2.17(g) or 2.18 without the consent of each Lender which is being allocated a lesser repayment or prepayment as a result thereof; or

(iv)     amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof or any other Credit Document as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d)     Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party. Notwithstanding anything to the contrary in this Section 10.5, Administrative Agent and/or Collateral Agent and any Credit Party may amend or modify this Agreement or any other Credit Documents to (i) cure any ambiguity, omission, defect or inconsistency therein, or (ii) grant a new Lien for the benefit of the Secured Parties, extend an existing Lien over additional property for the benefit of the Secured Parties or join additional Persons as Credit Parties.

10.6     Successors and Assigns; Participations.

(a)     Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, Indemnitee Agent Parties under Section 9.6, Indemnitees under Section 10.3, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)     Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c)     Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i)     to any Person meeting the criteria of clause (i) or clause (ii) of the definition of the term of “Eligible Assignee” upon the giving of notice to Administrative Agent; and

(ii)     to any other Person otherwise constituting an Eligible Assignee with the consent of Administrative Agent; provided, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Delayed Draw Term Loan Commitments of the assigning Lender) with respect to the assignment of the Delayed Draw Term Loan Commitments and (B) $1,000,000 (or such lesser amount as may be agreed to by Administrative Agent or as shall constitute the aggregate amount of the Term Loans of the assigning Lender) with respect to the assignment of Term Loans.

(d)     Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.19(c).

(e)     Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Administrative Agent shall record the information contained in such Assignment Agreement in the Register and shall maintain a copy of such Assignment Agreement.

(f)     Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) such Lender does not own or control, or own or control any Person owning or controlling, any trade debt or Indebtedness of any Credit Party other than the Obligations or any Capital Stock of any Credit Party. Administrative Agent, each Lender and each prospective Lender may conclusively rely (without any duty of inquiry or further diligence) on a representation made by another Person that such Person is an Eligible Assignee for the purposes of establishing that such Person is an Eligible Assignee for all purposes under this Agreement (and the Credit Parties shall constitute a third-party beneficiary of such representation and may pursue any claim it may have against the Person that made and breached such representation).

(g)     Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h)     Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement, or (iii) release all or substantially all of the Collateral under the Collateral Documents or all or substantially all of the Guarantors from the Guaranty (in each case, except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.17(c), 2.18 and 2.19 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (c) of this Section; provided, a participant shall not be entitled to receive any greater payment under Section 2.18 or 2.19 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the participant acquired the applicable participation and such participant agrees, for the benefit of Company, to comply with Section 2.19 as though it were a Lender. To the extent not prohibited by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of Company, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(i)     Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may freely assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, to (A) its trustee, (B) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (C) any other funding source or any trustee or agent therefor in support of obligations owing by such Lender to such Persons; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7     Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8     Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.17(c), 2.18, 2.19, 10.2, 10.3, 10.4, and 10.10 and the agreements of Lenders set forth in Sections 2.16, 9.3(b) and 9.6 shall survive the payment of the Loans, and the termination hereof.

10.9     No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Interest Rate Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10     Marshaling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent, Collateral Agent, or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11     Severability. In case any provision in or obligation hereunder or any Note or other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12     Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any Agent or any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. Anything in this Agreement or any other Credit Document notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect and enforce its rights arising out of this Agreement or any Note or otherwise with respect to the Obligations without first obtaining the prior written consent of Administrative Agent or Requisite Lenders (as applicable), it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and any Note or otherwise with respect to the Obligations shall be taken in concert and at the direction or with the consent of Administrative Agent or Requisite Lenders (as applicable).

10.13     Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14     APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES (OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW) THEREOF.

10.15     CONSENT TO JURISDICTION. (A) ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

(B)     EACH CREDIT PARTY HEREBY AGREES THAT PROCESS MAY BE SERVED ON IT BY CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESSES PERTAINING TO IT AS SPECIFIED IN SECTION 10.1. ANY AND ALL SERVICE OF PROCESS AND ANY OTHER NOTICE IN ANY SUCH ACTION, SUIT OR PROCEEDING SHALL BE EFFECTIVE AGAINST ANY CREDIT PARTY IF GIVEN BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, OR BY ANY OTHER MEANS OR MAIL WHICH REQUIRES A SIGNED RECEIPT, POSTAGE PREPAID, MAILED AS PROVIDED ABOVE.

10.16     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17     Confidentiality.

(a)     Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to any party to the Credit Documents and to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Interest Rate Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, (iv) to any Lender’s financing sources, provided that prior to any disclosure, such financing source is informed of the confidential nature of the information, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vi) disclosures to the extent such information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to an Agent or any Lender on a non-confidential basis from a source other than Company, and (vii) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information. Notwithstanding the foregoing, on or after the Closing Date, Administrative Agent may, at its own expense issue news releases and publish “tombstone” advertisements and other announcements relating to this transaction (as to the parties involved, the type of industry involved, and the amounts and the types of financial accommodations provided hereunder) in newspapers, trade journals and other appropriate media (which may include use of logos of one or more of the Credit Parties)(collectively, “Trade Announcements”).

(b)     Each Credit Party shall hold all non-public information regarding Agent and each Lender received by such Credit Party, it being understood and agreed by Agent and each Lender that, in any event, a Credit Party may make (i) disclosures of such information to Affiliates of such Credit Party and to their agents and advisors, in each case, on a confidential and need-to-know basis, (ii) disclosures of such information reasonably required to be delivered to the Sellers (provided, that the Sellers agree to be bound by confidentiality provisions substantially similar to this Section 10.17), (iii) disclosures required or requested by any Governmental Authority or representative thereof or pursuant to legal or judicial process related to the Credit Documents or the Divested Business Documents; provided, unless specifically prohibited by applicable law or court order, each Credit Party shall notify Administrative Agent of any request by any Governmental Authority or representative thereof for disclosure of any such non-public information prior to disclosure of such information, (iv) file a copy of the Credit Documents in any public record in which it is required by law to be filed.

10.18     Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent not prohibited by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company. In determining whether the interest contracted for, charged, or received by Administrative Agent or a Lender exceeds the Highest Lawful Rate, such Person may, to the extent not prohibited by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.

10.19     Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Credit Document by facsimile (or other electronic) transmission shall be effective as delivery of an original executed counterpart of this Agreement or such other Credit Document.

10.20     Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21     Patriot Act. Each Lender hereby notifies each Loan Party that, pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. Each Loan Party agrees to provide all such information to the Lenders upon request by any Agent at any time, whether with respect to any Person who is a Loan Party on the Closing Date or who becomes a Loan Party thereafter.

10.22     Agreements Among Lenders; Company Cooperation with Syndication Efforts

(a)     For the avoidance of doubt and notwithstanding anything herein to the contrary, Company and its Subsidiaries agree and acknowledge that Agents and the Lenders may, without any additional consent of Company or any of its Subsidiaries, enter into one or more side agreements that effect the relative rights and priorities of Agents and Lenders as between themselves in relation to the Loans, the other Obligations, this Agreement and the other Credit Documents; provided, that no such agreement shall effect an amendment or modification of this Agreement or any other Credit Document or effect any rights or obligations as between Agents and Lenders, on the one hand, and Company and its Subsidiaries, on the other hand.

(b)     Company agrees to use commercially reasonable efforts to assist, but with no cost to Company, with the syndication efforts of the Agents and the Lenders party hereto as of the Closing Date. Such assistance shall include, without limitation, (a) using Company’s commercially reasonable efforts to ensure that any syndication efforts benefit from your existing lending and investment banking relationships and the existing lending and investment banking relationships, (b) direct contact (which contact may be provided by telephone or electronic means) between senior management, certain representatives and certain advisors of Company, on the one hand, and the proposed Lenders, on the other hand, in all such cases at times and locations to be reasonably mutually agreed upon and (c) Company’s assistance in the preparation and delivery of due diligence and related materials to be used in connection with the syndication.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

SPEED COMMERCE, INC.,
a Minnesota corporation

By:
Name:
Title:

Speed COMMERCE CORP.,
a Minnesota corporation

By:
Name:
Title:

SPEED FC MEXICAN HOLDCO, INC.,
a Delaware corporation

By:
Name:
Title:

GARRISON LOAN AGENCY SERVICES LLC, as Administrative Agent, Collateral Agent, Lead Arranger, Syndication Agent and Documentation Agent

By:
Name:
Title:

GARRISON CAPITAL INC., as a Lender

By:
Name:
Title:

GARRISON FUNDING 2013-2 LTD., as a Lender

By: Garrison Funding 2013-2 Manager LLC, as Collateral Manager

By:
Name:
Title:

GMMF LOAN HOLDINGS LLC, as a Lender

By:
Name:
Title: